Exhibit 10.1

AIA Document A141- 2004

Standard Form of Agreement Between Owner and Design-Builder

PART 2 AGREEMENT

AGREEMENT made as of the Thirteenth day of June in the year of Two Thousand Thirteen

(In words, indicate day, month and year)

BETWEEN the Owner:
(Name; address and other information)

DAYTONA INTERNATIONAL SPEEDWAY, LLC One Daytona Boulevard
Daytona Beach, Florida 32114

and the Design-Builder:
(Name, address and other information)

BARTON MALOW COMPANY
5337 Millenia Lakes Boulevard, Suite 235
Orlando, Florida 32839

For the following Project:
(Name, location and detailed description)

Daytona Speedway Frontstretch Grandstands Project at Daytona International Speedway
Daytona Beach, Florida

The Owner and Design-Builder agree as follows.

This Part 2 Agreement Between Owner and Design-Builder includes the Work called for and described in this Part 2 Agreement. Throughout this Part 2 Agreement, the terms "Part 2 Agreement", "the Agreement", "this Agreement" and "Design-Build Contract" are used interchangeably.

ADDITIONS AND DELETIONS: The author of this document has added information needed for its completion. The author may also have revised the text of the original AlA standard form. An Additions and Deletions Report that notes added information as well as revisions 10 the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AlA text.

This document has important legal consequences. Consultation with an attorney Is encouraged with respect to Its completion or modification.

Consultation with an attorney is also encouraged with respect to professional licensing requirements in the jurisdiction where the Project is located.

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TABLE OF ARTICLES
1    THE DESIGN BUILD DOCUMENTS

2    WORK OF THIS AGREEMENT

3    DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4    CONTRACT     SUM

5    PAYMENTS

6    DISPUTE    RESOLUTION

7    MISCELLANEOUS    PROVISIONS
8    ENUMERATION    OF    THE DESIGN    ·BUILD    DOCUMENTS
TABLE OF EXHIBITS

ADDENDUM	#1· SCOPE OF WORK AND OTHER PROVISIONS (INCLUDES EXHIBITS "A"- "N" ATTACHED TO ADDENDUM #1) *

A    TERMS    AND CONDITIONS

B	DESIGN· BUILDER'S SCHEDULE AND SUBSTANTIAL COMPLETION DATES FOR EACH TYPE OF IMPROVEMENT *

C    INSURANCE    AND BONDS *

D    FORM    FOR    APPLICATION    FOR    PAYMENT *

E	FORMS FOR WAIVERS AND AFFIDAVITS OF OUTSTANDING ACCOUNTS *
F    CONTRACT    COMPLETION    CHECKLIST *

G    CONFIDENTIALITY    AGREEMENT *

H    FORM    FOR    PAYMENT    AND PERFORMANCE    BOND *

I	FORM FOR REQUIREMENTS OF ENGINEER'S OR ARCHITECT'S PROFESSIONAL LIABILITY INSURANCE *

J	NOVATION AGREEMENT O, WNER ·ARCHITECT AGREEMENT DATED NOVEMBER 1,2011, CHANGE ORDERS 1 AND2 TO OWNER· ARCHITECT AGREEMENT ,AND ROSSETTI'S PROPOSAL DATED JULY 26, 2012 *

K	DESIGN· BUILDER'S STIPULATED SUM PROPOSAL SUMMARY *
L    ALLOWANCES *

* Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

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M    PLAN    IDENTIFYING    LOCATIONS    CONCERNING    LIQUIDATED    DAMAGES *

N    CONSTRUCTION    SITE    ACCESS    AND OFF    LIMITS *

* Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

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ARTICLE 1 THE DESIGN-BUILD DOCUMENTS
§ 1.1 The Design-Build Documents form the Design-Build Contract. The Design-Build Documents consist of this Agreement between Owner and Design-Builder (hereinafter, the "Agreement" or "Part 2 Agreement") and its attached Exhibits listed in Section 8.1.10 below, and written Modifications issued after execution of this Agreement. The Design-Build Documents shall not be construed to create a contractual relationship of any kind (1) between the Architect and Owner, except (a) as set forth in the Novation Agreement attached as Exhibit "1" and (b) obligations to the Owner from the Architect provided for in this Agreement, (2) between the Owner and a Contractor or Subcontractor, except obligations to the Owner from Contractors and Subcontractors provided for in this Agreement or (3) between any persons or entities other than the Owner and Design-Builder, including but not limited to any consultant retained by the Owner.

§ 1.2 This Part 2 Agreement represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral, except for the rights and obligations of the Part 1 Agreement between the parties not inconsistent with the Pal12 Agreement which rights and obligations shall remain in full force and effect.

§ 1.3 The Design-Build Contract may be amended or modified only by a Modification. A Modification is (l) a written amendment to the Design-Build Contract signed by both parties, (2) a Change Order. (3) a Construction Change Directive or (4) a written order for a minor change in the Work issued by the Owner.

ARTICLE 2 THE WORK OF THE DESIGN-BUILD CONTRACT
§ 2.1 The Design-Builder shall fully execute the Work described in the Design-Build Documents, except to the extent specifically indicated in the Design-Build Documents to be the responsibility of others. The Work includes all design services and construction required by the Design-Builder in this Agreement, including without limitation the anticipated demobilization and remobilization sequencing of the Work described in Section 3.3 below.

ARTICLE 3 DATE OF COMMENCEMENT PARTIAL COMPLETION AND SUBSTANTIAL COMPLETION
§ 3.1 The date of commencement of the Work shall be no later than July 8, 2013 subject to and as more specifically set forth in attached Exhibit "B".

§ 3.2 The Contract Time shall be measured from the date of commencement, subject to adjustments of this Contract Time as provided in the Design-Build Documents.

§ 3.3 It is understood by the parties that the Work will be performed by Design-Builder over several years and that, during the term of this Design-Build Contract and throughout the course of the Work, Owner will continue utilizing the Project site to host various racing and other public events, the names and dates of such events being set forth and identified in attached Exhibit "B" (each such event being. referred to herein as an "Event"). Prior to the commencement of each Event, Design-Builder shall be required to complete certain portions of the Work as more specifically identified and set forth in attached Exhibit "B," failing which Owner will be entitled to assess liquidated damages against the Design-Builder as set forth in this Section 3.3 below. No less than five (5) days prior to the· commencement of each Event, Design-Builder will be required to temporarily demobilize and take all actions necessary to ensure the Project site is safe and clean before turning the Project site over to the Owner for such Event. Within five (5) days after the conclusion of each Event, Design-Builder shall remobilize and continue its performance of the Work. Design-Builder acknowledges and agrees that it has taken into account the cost and expense of such demobilization and remobilization and that all costs and expenses associated with doing so are included in the Contract Sum and Contract Time. Therefore, Design-Builder shall not be entitled to any adjustment to the Contract Sum or Contract Time by reason of such demobilization and remobilization requirements. The portion of the Work to be completed prior to each Event is referred to herein as a "Phase."

Design-Builder shall achieve Partial Completion of Each Phase and the entire Work on or before the dates identified and set forth in attached Exhibit "B." Notwithstanding anything in the Design-Build Documents to the contrary, Partial Completion of Each Phase shall mean completion of the number of

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seats, suites, restrooms and concessions required for each Event as specifically identified in attached Exhibit "B" so that such seats, suites, restrooms and concessions (along with other areas normally used by spectators and others attending the Events) can be utilized, including reasonable and legal access (both ingress and egress) thereto, by Owner's guests and invitees during each Event. Additionally, as a condition precedent to Partial Completion of Each Phase, Design-Builder must receive approval from all governmental authorities having jurisdiction over the Work with respect to such Phase.

It is mutually agreed by and between the parties that time is of the essence and that should Design-Builder fail to substantially complete any of the designated Work on or before the required date prior to the corresponding Event, the Owner will be damaged thereby and will suffer financial losses including but not limited to the following: (1) ticket sales; (2) suite rentals; (3) hospitality sponsorship and rentals; (4) sponsorship sales; (5) food and beverage catering, concessions and other sales; (6) merchandise sales; (7) reimbursements by the Owner of off-property expenses borne by patrons and others attending the Events; and (8) losses of use, income and profit. The parties agree that it will be difficult to calculate with precision the actual damages the Owner may suffer as a result of such failure and therefore the parties agree that, subject to the limitation described below on the total amount of Liquidated Damages that may be assessed by the Owner, Design-Builder shall pay Owner the 'amounts set forth below for each of the specific improvements not available and/or not substantially completed 011 or before the required date of the corresponding Event:

Liquidated Damages will be assessed based on each uncompleted or unavailable improvement for each Event as follows:

Spectator Seats * for each uncompleted seat in the foul' day upper and middle bowl grandstand sections
* for each uncompleted seat in the two day upper and middle bowl grandstand sections
* for each uncompleted seat in the remaining upper and middle bowl sections
* for each uncompleted seat in the lower bowl grandstand sections

Suites	* for each uncompleted 700 level suite
* for each uncompleted 600 level suite .
* for each uncompleted 500 level suite including associated grandstand seating

Hospitality Chalets	* for each uncompleted trackside hospitality "chalet" including associated grandstand seating
* for each uncompleted midway hospitality "chalet"

Sponsorship Injectors Neighborhoods

Party Zones	* for each uncompleted grandstand "injector"

* for each uncompleted grandstand "neighborhood" venue

* for each uncompleted grandstand "party zone" venue

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

As to delay related damages, provided that the Liquidated Damages provisions of this Agreement are not determined by a court of law to be invalid or unenforceable, the Liquidated Damages set forth in this Agreement are the Owner's sole and absolute remedy for all delay related damages incurred by Owner at law and in equity for Design-Builder's failure to achieve Partial Completion of Each Phase by the required date or the entire Work within the Contract Time.

Notwithstanding the amount of Liquidated Damages that may be assessed by Owner as set forth in this Section 3.3, Owner agrees to limit the total amount of Liquidated Damages to in the aggregate for all Liquidated Damages to be assessed for failure to timely complete the entire Work within the Contract Time or any designated portion of the Work by the time required before the corresponding Event. Liquidated Damages

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in excess of shall be waived by Owner.

(Table deleted)
ARTICLE 4 CONTRACT SUM
§ 4.1 The Owner shall pay the Design-Builder the Contract Sum in current funds for the Design-Builder's performance of the Design-Build Contract. The Contract Sum shall be the following:
(Check the appropriate box.)

( X 1 Stipulated Sum in accordance with Section 4.2 below;
(Paragraphs deleted)

§ 4.2 STIPULATED SUM
§ 4.2.1 The Stipulated Sum shall be Three Hundred Fifteen Million, Six Hundred Fifty-eight Thousand, Six Hundred Sixty-seven Dollars and Zero Cents ( $315,658,667.00 ), which includes all costs and expenses, and Allowances listed and described in Exhibit "L".

§ 4.2.2 The Stipulated Sum is based upon the following alternates, if any, which are described in the Design-Build Documents and are hereby accepted by the Owner.

Not Applicable

§ 4.2.3 Unit prices, if any, are as follows:

Description            Units        Price ($ 0.00)
Not Applicable

§ 4.2.4 Allowances are those listed and described in Exhibit "L".
(Identify and state the amounts of any allowances, and state whether they include labor, materials, or both)

Allowance            Amount($ 0.00)        Included        Items

§ 4.2.5 Assumptions or qualifications, if any, on which the Stipulated Sum is based, are as follows: See
Addendum # 1-Exhibit "G"

(paragraphs deleted)
§ 4.2.6 OWNER'S RIGHT TO MAKE DIRECT PURCHASES The Owner reserves the right to make direct purchases of any materia1s and equipment which the Owner desires to incorporate into the completed construction. Owner shall coordinate such purchases with Design-Builder. To the extent requested by the Owner, the Design-Builder will be responsible for coordinating the delivery, safekeeping, protection, insuring (as to those items that will be installed by Design-Builder), inspection, installation and testing of any materials and equipment directly purchased by the Owner, and for the management and administration of any warranty claims pertaining to such materials and equipment. Furthermore, to the extent that any furnished and installed materials and equipment directly purchased by the Owner were included in the Design-Builders Stipulated Sum, the Stipulated Sum will be reduced by the amount included in Design-Builder's Contract Sum for each such item, if any, or otherwise as agreed to by the parties.

(Paragraphs deleted)
(fable deleted)
(Paragraphs deleted)
(fable deleted)
§ 4.5 CHANGES IN THE WORK
§ 4.5.1 Adjustments of the Contract Sum on account of changes in the Work may be determined by any of the methods listed in Article A,7 of Exhibit A, Terms and Conditions.

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(Paragraph deleted)
ARTICLE 5 PAYMENTS
§ 5.1 PROGRESS PAYMENTS
§ 5.1.1The Design-Builder shall deliver to the Owner Applications for Payment in the form attached hereto as Exhibit
"D". Owner reserves the right to amend the form of the Application for Payment to include Capital Improvement
Project (ClP) numbers and/or otherwise may amend the form to be substantially similar to Exhibit "D".

§ 5.1.2 Within thirty (30) days of the Owner's receipt of a properly submitted and complete Application for Payment and Certification by the Architect that the Work conforms with the Contract Documents and signed Waiver (I1U/

Partial Release from Design-Builder, Waiver and Partial Releases from Design-Builder's Contractors, Subcontractors, Sub-subcontractors, suppliers and materialmen or any party with lien rights, and Design-Builder's Affidavit of Outstanding Accounts from Design-Builder and its consultants, subcontractors, materialmen and suppliers through the date of the previous Application for Payment, the Owner shall make payment to the Design-Builder in the amount the Owner has approved. Copies of the required Waiver and Partial Releases from Design-Builder; Waiver and Partial Releases from Design-Builder's Contractors, Subcontractors, Sub-subcontractors, suppliers and materialmen or any party with lien rights, and Design-Builder's Affidavit of Outstanding Accounts are attached as Composite Exhibit "E".

§ 5.1.3 (Intentionally omitted)

§ 5.1.4(Intentionally omitted)

§ 5.1.5 With each Application for Payment where the Contract Sum is based upon a Stipulated Sum, the Design-Builder shall submit the most recent schedule of values in accordance with the Design-Build Documents. The schedule of values shall allocate the entire Contract Sum among the various portions of the Work. Compensation for design services shall be shown separately. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner may require and shall be updated by Design-Builder as required Or' requested by the Owner. This schedule of values, or updated schedule of values, if applicable, unless objected to by the Owner, shall be used as a basis for reviewing the Design-Builder's Applications for Payment.

§ 5.1.6 In taking action on the Design-Builder's Applications for Payment, the Owner shall be entitled to rely all the accuracy and completeness of the information furnished by the Design-Builder and Architect and shall not be deemed to have made a detailed examination, audit or arithmetic verification of the documentation submitted; to have made exhaustive or continuous on-site inspections; or to have made examinations to ascertain how or for what purposes the Design-Builder has used amounts previously paid on account of the Agreement.

§ 5.1.7 (Intentionally omitted.)

§ 5.2 PROGRESS PAYMENTS - STIPULATED SUM
§ 5.2.1Applications for Payment where the Contract Sum is based upon a Stipulated Sum shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment.

§ 5.2.2 Subject to other provisions of the Design-Build Documents, the amount of each progress payment shall be computed as follows:

.1
Take that portion of the Contract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Contract Sum allocated to that portion of the Work in the schedule of values, less retainage of Ten percent ( 10%) all the Work, other than services provided by design professionals and other consultants retained directly by the Design-Builder. Pending final determination of cost to the Owner of Changes in the Work, amounts not in dispute shall be included as provided in Section A.7.3.8

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of Exhibit A, Terms and Conditions;

.2
Add that portion of the Contract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the completed construction (or, if approved ill advance by the Owner, suitably stored off the site at a location agreed upon in writing), less retainage of Ten percent (10%);

.3	Subtract the aggregate of previous payments made by the Owner; and

.4	Subtract amounts, if any, for which the Owner has withheld payment from or nullified an Application for Payment as provided in Section A.9.S of Exhibit A, Terms and Conditions.

§ 5.2.3The progress payment amount determined in accordance with Section 5.2.2 shall be further modified under the following circumstances:

.1
add, upon Substantial Completion of the Work, a sum sufficient to increase the total payments to the full amount of the Contract Sum, less such amounts as the Owner shall determine for incomplete Work, retainage applicable to such work and unsettled claims; and

(Section A.9.8.6 of Exhibit A, Terms and Conditions requires release of applicable retainage upon
Substantial Completion of Work with consent of surety, if any.)

.2
add, if final completion of the Work is thereafter materially delayed through no fault of the Design-Builder, any additional amounts payable in accordance with Section A.9.10.3 of Exhibit A, Terms and Conditions.

§ 5.2.4 Reduction or limitation of retain age, if any, under Section 5.2.2 shall be as follows:
Provided that the Owner determines that the Work is in conformance with the Contract Documents and the Project is on schedule to be substantially complete in accordance with Section 3.3 of the Part 2 Agreement, retainage under Section 5.2.2 shall be determined for all subsequent Applications for Payment after the Value of the Work is Fifty percent (50%) complete as follows: .

(a)	The Owner shall retain Ten percent (10%) on all prior Applications for Payment previously submitted.

(b)	The Owner shall not hold any additional retainage on subsequent Applications for Payment submitted after the value of the Work is Fifty percent (50%) complete.

(Paragraphs deleted)
§ 5.3 (Intentionally omitted)

§ 5.4 (Intentionally omitted)

(Paragraphs deleted)
§ § 5.5 FINAL PAYMENT
§ 5.5.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Design-Builder no later than 30 days after the Design-Builder has fully performed the Design-Build Contract, including the requirements in Section A.9.10 of Exhibit A, Terms and Conditions, except for the Design-Builder's responsibility to correct non-conforming Work discovered after final payment or to satisfy other requirements, if any, which extend beyond final payment.

§ 5.5.2 Neither final payment nor amounts retained, if any, shall become due until the Design-Builder submits to the Owner: (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or Owner's property might be responsible or encumbered (less amounts withheld by the Owner) have been paid or otherwise satisfied; (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner; (3) a written statement that the Design-Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents; (4) Certificate of Substantial Completion from the Architect that the Work is Substantially Complete in Conformance with the Contract Documents; (5) consent of surety to final payment; and (6) Design-Builder's Affidavit of Outstanding Accounts, Design-Builder's Final Payment Affidavit ill the form set forth iii §713.06, Florida Statutes,

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Final Waiver and Release of Lien from Design-Builder and Final Waivers and Releases of Liens from Design-Builder's Contractors, Subcontractors, Sub-subcontractors, suppliers and materialmen or any party with lien rights, to the extent and in such form as may be designated by the Owner. If a contractor or other person or entity entitled to assert a lien against the Owner's property refuses to furnish a release or waiver required by the Owner, the Design-Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Design-Builder shall indemnify the Owner for all loss and cost, including reasonable attorneys' fees incurred as a result of such lien. Copies of the required Design-Builder's Final Payment Affidavit, Design-Builder's Affidavit of Outstanding Accounts. Filial Waiver mid Release of Lien from Design-Builder and Final Waivers and Releases of Liens from Design-Builder's Contractors, Subcontractors, Sub-Subcontractors, suppliers and materialmen or any party with lien rights are attached as Composite Exhibit "E". At closeout, Design-Builder shall complete the Contractor Completion Checklist, a copy of which is attached hereto as Exhibit "F", and shall provide to the Owner all items required thereon as a condition precedent to final payment being due from the Owner.

§ 5.5.3 When the Work has been completed and the contract fully performed, the Design-Builder shall submit a final application for payment to the Owner, who shall make final payment within 30 days of receipt if such application for payment is properly submitted and complete.

ARTICLE6 DISPUTE    RESOLUTION
§ 6.1 The parties appoint the following individual to serve as a Neutral pursuant to Section AA.2 of Exhibit A, Terms and Conditions: Not Applicable

(Insert the 11Omea,ddress and other information of the individual to serve as a Neutral. If the parties do not select a Neutral, then the provisions of Section A. 4.2. 2 of Exhibit A, Terms and Conditions, shall apply.)

§ 6.2 The method of binding dispute resolution shall be the following:
(If the parties do not select a method of binding dispute resolution, then the method of binding dispute resolution shall be by litigation in a court of competent jurisdiction)

(Paragraph deleted)
" Litigation in a court of competent jurisdiction
(Paragraphs deleted)
where the Project is located

(Paragraphs deleted)
ARTICLE 7 MISCELLANEOUS    PROVISIONS
§ 7.1 The Architect, other design professionals and consultants engaged by the Design-Builder shall be persons or entities duly licensed to practice their professions in the jurisdiction where the Project is located and are listed as follows: See Addendum #1- Exhibit "A"
(Insert name, address, license number, relationship to Design-Builder and other information.)

Name and Address License Number Relationship to Other Information
Design-Builder

§ 7.2 Consultants, if any, engaged directly by the Owner, their professions and responsibilities are listed below:
(Insert name, address, license number, if applicable, and responsibilities to Owner and other information}

Name and Address	License Number Responsibilities to Owner Other Information

§ 7.3 Separate contractors, if' any, engaged directly by the Owner, their trades and responsibilities are listed below:

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(Insert name, address, license number, if applicable, responsibilities to Owner and other information.)

Name and Address	License Number Responsibilities to Owner Other Information

§ 7.4 The Owner's Designated Representative is:
(Insert name, address and other information.)

Derek Muldowney, Executive Vice President
International Speedway Corporation
Design And Development
One Daytona Boulevard
Daytona Beach, Florida 32114

§ 7.4.1The Owner's Designated Representative identified above shall be authorized to act on the Owner's behalf with respect to the Project.

§ 7.5 The Design-Builder's Designated Representative is:
(Insert name, address and other information)

David Price
Barton Malow Company
5337 Millenia Lakes Boulevard, Suite 235
Orlando, Florida 32839

§ 7.5.1 The Design-Builder's Designated Representative identified above shall be authorized to act on the
Design-Builder's behalf with respect to the Project.

§ 7.6 Neither the Owner's nor the Design-Builder's Designated Representative shall be changed without ten days written notice to the other party. Design-Builder's Project Executives, Project Managers and Superintendants initially assigned to the Project listed on Exhibit "M" attached to Addendum #1 shall not be re-assigned to other projects of Design-Builder unless (a) replaced by qualified persons and (b) consented to in writing by Owner. The Owner's consent shall not be unreasonably withheld, conditioned or delayed.

§ 7.7 Other provisions:

§ 7.7.1 Where reference is made in this Agreement to a provision of another Design-Build Document, the reference refers to that provision as amended or supplemented by other provisions of the Design-Build Documents.

§ 7.7.2Vendor Diversity/Minority. Provided that prices are competitive and that the quality, quantity and timeliness of the Work will not be prejudiced or compromised, Design-Builder is encouraged, but not required, to utilize where reasonably practical a reasonable number of minority owned and/or controlled companies for the Project. In the event that Design-Builder utilizes a minority owned and/or controlled company, Design-Builder shall submit to the Owner the name of tile company, the scope of the work and the contract sum of the work being performed by the minority owned and/or controlled company. Design-Builder shall retain in its sole discretion the final decision on the selection and use of subcontractors and other vendors and shall remain fully responsible for their Work as called fur by the Contract Documents.

§ 7.7.3 Design-Builder shall execute the Confidentiality Agreement (Exhibit "Gil) and return to Owner within three (3) days after execution of this Agreement Design-Builder agrees that all newspaper, magazine, and other media articles, announcements, statements, exhibitions, advertising, marketing and other publicity issued or

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published by Design-Builder in connection with the Project (including trademarks, trade names, and marketing documents of Owner and its affiliated entities) shall be approved in writing by Owner before publication .or use by Design-Builder. Design-Builder shall require all of its consultants, contractors, subcontractors, suppliers, materialmen, fabricators and manufacturers to agree to be bound by similar language contained in this Section 7.7.3 and to execute a Confidentiality Agreement in the form attached as Exhibit "G" to this Part 2 Agreement.

§ 7.7.4The Owner and its subsidiaries take great pride in its reputation as a leader in motorsports entertainment and for its high standards of integrity, fairness and ethical business conduct. The Owner expects all directors, officers and employees, as well as all contractors, vendors and suppliers with whom it does business to:

●	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

●	Refrain from making false or misleading statements, including communications to Owner's internal or independent auditors.

●	Adhere to the spirit as well as the letter of all laws, rules, and regulations of federal, state, and local governments and other private and public regulatory agencies, applicable to the Owner.

●
Respect the confidentiality of information acquired in the course of employment or while doing business with the Owner, except when authorized or otherwise legally obligated to disclose such information.

●	Use the Owner's assets and resources employed or entrusted in a responsible manner.

The Design-Builder warrants that it will comply with the Owner's high standard of ethics and shall immediately notify the Owner and cooperate with any investigation involving unethical behavior. The Design-Builder shall post the Owner's Ethics Information Hotline Information alongside all other required legal notices at the Project location.

§ 7.7.5 The Design-Builder's use of local (in state) laborers, subcontractors, material suppliers, and equipment suppliers is encouraged by Owner and has influenced the Owner's selection process of Design-Builder.

§ 7.7.6 Design-Builder shall provide in its contracts and subcontracts that the Owner is an intended third party beneficiary of each such contract and subcontract.

ARTICLE 8 ENUMERATION OF THE DESIGN ·BUILD DOCUMENTS
§ 8.1 The Design-Build Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows: See Section 8.1.10

§ 8.1.1 The Agreement is this executed edition of the Standard Form of Agreement Between Owner and
Design-Builder, AIA Document AI41-2004, Part 2 Agreement, as modified by Owner and Design-Builder.

§ 8.1.2 The Supplementary and other Conditions of the Agreement, if any, are as follows.'
(Either use applicable documents below or refer to art exhibit attached to this Agreement.)

Document Title Pages

§ 8.1.3 The Project Criteria, including changes to the Project Criteria proposed by the Design-Builder, if any, and accepted by the Owner, consist of the following: See Section 8.1.10
(Either list applicable documents and their dates below or refer to an exhibit attached to this Agreement.]

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Title Date

§ 8.1.4111e Design-Builder's Proposal, dated , consists of the following:
(Either list applicable documents below or refer to an exhibit attached to this Agreement.)

§ 8.1.5 Amendments to the Design-Builder's Proposal, if any, are as follows:
(Either list applicable documents below or refer to an exhibit attached to this Agreement.)

§ 8.1.6 The Addenda, if any, are as follows:
(Either list applicable documents below or refer to an exhibit attached to this Agreement.)

Number                                Pages
Addendum #1 SCOPE OF WORK AND OTHER PROVISIONS

§ 8.1.7 (Intentionally omitted)

§ 8.1.8 (Intentionally omitted)

§ 8.1.9 (Intentionally omitted)

§ 8.1.10 The attached documents which are incorporated by reference forming part of the Design-Build Documents for this Part 2 Agreement are as follows:

Addendum #1 - Scope of Work and Other Provisions (includes Exhibits “A” - “N” attached to
Addendum #1)
Exhibit A -     Terms and Conditions
Exhibit B -     Design-Builder's Schedule and Substantial Completion Dates for Each Type of Improvement    by Event and Type of Improvement
Exhibit C -    Insurance and Bonds
Exhibit D -    Form for Application for Payment
Exhibit E -    Forms for Waivers and Affidavits of Outstanding Accounts
Exhibit F -     Contract Completion Checklist
Exhibit G -    Confidentiality Agreement
Exhibit H -     Form for Payment and Performance Bond
Exhibit I -     Form for Requirements of Engineer's or Architect's Professional Liability Insurance
Exhibit J -    Novation Agreement, Owner-Architect Agreement dated November 1, 2011,
Change Orders 1 and 2 to Owner-Architect Agreement, and Rossetti's Proposal
Dated July 26, 2012
Exhibit K -    Design-Builder's Stipulated Sum Proposal Summary
Exhibit L -    Allowances
Exhibit M -    Plan Identifying Locations Concerning Liquidated Damages
Exhibit N -    Construction Site Access and Off Limits

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This Part 2 Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Design-Builder and one to the Owner

/s/ Joie Chitwood                    /s/ Ryan Maibach
OWNER (Signature)                DESIGN-BUILDER (Signature)

Joie Chitwood, President            Ryan Maibach, President
(Printed name and title)                (Printed name and title)
DAYTONA INTERNATIONAL            BARTON MALOW COMPANY
SPEEDWAY, LLC

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ADDENDUM #1·	SCOPE OF WORK AND OTHER PROVISIONS (INCLUDES EXHIBITS "A"- "N" ATTACHED TO ADDENDUM #1) *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

Document A141™- 2004 Exhibit A

Terms and Conditions

for the following PROJECT:
(Name and location or address)

Daytona Speedway Frontstretch Grandstands Project at Daytona International Speedway
Daytona Beach, Florida

THE OWNER:
(Name and location)

DAYTONA INTERNATIONAL SPEEDWAY, LLC One Daytona Boulevard
Daytona Beach, Florida 32114

THE DESIGN·BUILDER:
(Name and location)

BARTON MALOW COMPANY
5337 Millenia Lakes Boulevard, Suite 235
Orlando, Florida 32839

Throughout this Exhibit "A" (Terms and Conditions), the toms "Design-Build Contract", "Part 2 Agreement", "the Agreement" and "this Agreement" are used interchangeably.

June 13,2013

PART 2 AGREEMENT -EXHIBIT "A"

ADDITIONS AND DELETIONS: The author of this document has added information needed for its completion. The author may also have revised the text of the original AlA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AlA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to Its completion or modification.

Consultation with an attorney is also encouraged with respect to professional licensing requirements in the jurisdiction where the Project is located.

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TABLE OF ARTICLES

A.1    GENERAL PROVISIONS

A.2    OWNER

A.3    DESIGN-BUILDER
A.4    DISPUTE    RESOLUTION
A.5    AWARD    OF CONTRACTS

A.6    CONSTRUCTION    BY OWNER    OR    BY SEPARATE    CONTRACTORS
A.7    CHANGES    IN    THE    WORK

A.8    TIME

A.9    PAYMENTS    AND COMPLETION

A.10    PROTECTION    OF PERSONS    AND    PROPERTY

A.11    INSURANCE    AND BONDS    [See page 1 of A141·2004Agreementconcerning "Addendum"]
A.12    UNCOVERING    AND CORRECTION    OF    WORK

A.13    MISCELLANEOUS    PROVISIONS

A.14    TERMINATION    OR SUSPENSION    OF    THE    DESIGN·BUILD        CONTRACT

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ARTICLE A.1 GENERAL PROVISIONS
§ A.1.1 BASIC DEFINITIONS
§ A.1.1.1 THE DESIGN·BUILD DOCUMENTS
The Design-Build Documents are identified in Section 1.1 of the Agreement.

§ A.1.1.2 PROJECT CRITERIA
The Project Criteria are identified in Section 8.1.3 of the Agreement and may describe the character, scope, relationships, forms, size and appearance of the Project, materials and systems and, in general, their quality levels, performance standards, requirements or criteria, and major equipment layouts. In the event of a conflict in the 100% Construction Documents as defined in Section Al.l.9 below and the Project Criteria, the 100% Construction Documents approved in writing by the Owner shall control.

§ A.1.1.3 ARCHITECT
The Architect is the person lawfully licensed to practice architecture or an entity lawfully practicing architecture identified as such in the Agreement and having a direct contract with the Design-Builder to perform design services for all or a portion of the Work. and is referred to throughout the Design-Build Documents as if singular in number.
The term "Architect" means the Architect or the Architect's authorized representative.

§ A.1.1.4 CONTRACTOR
A Contractor is a person or entity, other than the Architect, that has a direct contract with the Design-Builder to perform all or a portion of the construction required in connection with the Work. The term "Contractor" is referred to throughout the Design-Build Documents as if singular in number and means a Contractor or an authorized representative of the Contractor. The term "Contractor" does not include a separate contractor, as defined in Section A.6.1.2, or subcontractors of a separate contractor.

§ A.1.1.5 SUBCONTRACTOR
A Subcontractor is a person or entity who has a direct contract with a Contractor to perform a portion of the construction required in connection with the Work at the site. The term "Subcontractor" is referred to throughout the Design-Build Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor.

§ A.1.1.6THE WORK
The term "Work" means the design, construction and services required by the Design-Build Documents, whether completed or partially completed, and includes all other .labor, materials, equipment and services provided or to be provided by the Design-Builder to fulfill the Design-Builder's obligations. The Work may constitute the whole or a part of the Project.

§ A.1.1.7 THE PROJECT
The Project is the total design and construction of which the Work performed under the Design-Build Documents may be the whole or a part, and which may include design and construction by the Owner or by separate contractors.

§ A.1.1.8 NEUTRAL
(Intentionally Omitted).

§ A.l.l.9 CONSTRUCTION DOCUMENTS. The term "100% Construction Documents" means the drawings and specifications illustrating and describing in detail the quality, levels of materials and systems and other requirements for the construction of the Work (a) required to be prepared by the Design-Builder pursuant to this Agreement, (b) signed and sealed by Design-Builder's Architect, (c) submitted to the local jurisdiction, and (d) upon which the building permit for the Project is obtained.

§ A.1.2 COMPLIANCE WITH APPLICABLE LAWS
§ A.1.2.1 If the Design-Builder believes that implementation of any instruction received :from the Owner would cause a violation of any applicable law, statute, ordinance, building code, rule or regulation, the Design-

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Builder shall notify the Owner in writing; Neither the Design-Builder nor any Contractor or Architect shall be obligated to perform any act which they believe will violate any applicable law, ordinance, rule or regulation.
§ A,1.2.2The Design-Builder shall be entitled to rely on the completeness and accuracy of the information contained in the Project Criteria (unless Design-Builder knew or should have known that the information was inaccurate), but not that such information complies with applicable laws, regulations and codes, which shall be the obligation of the Design-Builder to determine. In the event that a specific requirement of tile Project Criteria conflicts with applicable laws, regulations and codes, the Design-Builder shall furnish Work which complies with such laws, regulations and codes. In such case, the Owner shall issue a Change Order to the Design-Builder unless the Design-Builder recognized such non-compliance prior to execution of this Agreement and failed to notify-the Owner.

§ A.1.2.3The Design-Builder shall review laws, codes, and regulations applicable to the Design-Builder's Work and to the Project. The Design-Builder's design and Construction Documents shall comply with all applicable laws, codes and regulations in effect at the time the documents are prepared, including the Occupational Safety and Health Administration Act of L970 (OSHA). Specifically and without limitation to any other obligations set forth in this Agreement, the Design-Builder acknowledges that Title III of the Americans with Disabilities Act of 2010 and the Florida Accessibility Code and the regulations promulgated by the Attorney General to implement the Act (collectively "the ADA") is a legal requirement applicable to the Project. The Design-Builder agrees that it, and not the Owner, bears responsibility for compliance with the ADA, and that the Owner's approval of design and Construction Documents does not constitute an opinion or representation by the Owner that the documents comply with the ADA. The Owner understands that tile design standards under the ADA and analogous state and local statutes are still evolving. Further, the Owner acknowledges that the requirements of the ADA will be subject to various and possibly contradictory interpretations. The Design-Builder, therefore, will use its reasonable professional efforts, expertise and judgment to interpret applicable.ADA requirements as they apply to design of the Project and shall inform the Owner of possibly contradictory interpretations of which the Design-Builder is aware. The Design-Builder does not warrant or guarantee that the Owner's project will comply with all interpretations of the ADA requirements and/or requirements of other federal, state and local laws, rules, codes, ordinances and regulations, including the Occupational Safety and Health Administration Act ofl970 (OSHA). as they apply to the Project. To the extent that the damages, costs or fees are caused by the Design-Builder's negligent acts, errors or omissions, the Design-Builder will defend, indemnity and hold the Owner harmless for damages, costs and fees incurred as the result of the Design-Builder's negligent act, error or omission in failing to comply with the ADA or any other laws, codes or regulations, except that the Design-Builder shall not be responsible if any aspect of the design does not conform to the ADA if the claim for the non-conformance arises by virtue of new interpretations by the Attorney General, Department of Justice, U.S. Equal Employment Opportunity Commission, State of Florida or a court of law made after the preparation of 100% Construction Documents. Design-Builder's 100% Construction Documents shall indicate that the 100% Construction Documents comply with all ADA requirements at time of execution of this Agreement based 011 Design-Builder's professional opinion after utilizing Design-Builder's reasonable professional efforts..

§ A.1.2.4The Design-Builder shall maintain the confidentiality of information specifically designated as confidential by the Owner, unless withholding such information would violate the law, create the risk of significant harm to the public or prevent the Design-Builder from establishing a claim or defense in an adjudicatory proceeding. The Design-Builder shall require of the Design-Builder's Contractors, Subcontractors and consultants similar agreements to maintain the confidentiality of information required by Exhibit "G". Design-Builder agrees to the provisions contained in the Confidentiality Agreement attached as Exhibit "Gil and shall obtain executed Confidentiality Agreements from Design-Builder's Contractors, Subcontractors and consultants in the form attached as Exhibit "G".

§ A.1.2.5 Except with the Owner's knowledge and consent, the Design-Builder shall not engage in any activity, or accept any employment, interest or contribution that would reasonably appear to compromise the Design-Builder's professional judgment with respect to this Project.

§ A.1.3 CAPITALIZATION
§ A.1.3.1 Terms capitalized in these Terms and Conditions include those which are (1) specifically defined, (2) the titles of numbered articles and identified references to sections in the document, or (3) the titles of

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other documents published by the American Institute of Architects.

§ A.1.4INTERPRETATION
§ A.1.4.1 In the interest of brevity, the Design-Build Documents frequently omit modifying words such as "all" and "any" and articles such as "the" and "an," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

§ A.1,4.2 Unless otherwise stated in the Design-Build Documents, words which have well-known technical or construction industry meanings are used in the Design-Build Documents in accordance with such recognized meanings.

§ A.1.5 EXECUTION OF THE DESIGN·BUILD DOCUMENTS
§ A.1.5.1 The Design-Build Documents shall be signed by the Owner and Design-Builder.

§ A.1.5.2 Execution of the Design-Build Contract by the Design-Builder is a representation that the Design-Builder has visited the site. become generally familial' with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Design-Build Documents.

§ A.1.6 OWNERSHIP AND USE OF DOCUMENTS AND ELECTRONIC DATA
(paragraph deleted)
§ A,1.6.1· Design-Builder shall provide to the Owner two (2) copies of all electronic .drawing files of all as-built drawings in a format compatible with the AutoCAD release version designated by Owner. This shall include an organized, rational file/drawing naming system that refers directly to the actual hard copy drawings. For example, drawings shall be named A-l.dwg, A-2.dwg, M- t.dwg, M-2.dwg etc. Each drawing file shall be processed through AutoCad's XREF Manager utilizing the "bind process" prior to submittal to the Owner to combine the files and eliminate the need for attached files. Text documents such as specification books shall be presented in Microsoft Word or pdf format. Such electronic files shall be delivered to the Owner within ten (10) days after requested by the Owner or, if not specifically requested, prior to final payment from Owner.

§ A.1.6.2 All records, documents, drawings, notes, tracings, plans, computer aided design (CAD) files, specifications, maps, models. presentations, evaluations. reports and other technical data and schematics, including those in electronic or other form, prepared or developed by or for Design-Builder, or otherwise provided to Owner, pursuant to this Agreement shall be "Instruments of Service." All Instruments of Service, and all copies of Instruments of Service, shall be works made for hire or, to the extent they are not works made for hire, shall be deemed to be works made for hire, such that Owner shall own all rights title and interest in and to all Instruments of Service, including copyrights, performance rights and moral rights. Upon fixation of any such Instruments of Service, all rights, including any copyrights, performance rights, and moral rights in or to the Instruments of Service that Design-Builder or its subconsultants possess or may possess, now or in the future, shall be deemed assigned to Owner, whether a written assignment is executed or not. Neither Design-Builder nor its subconsultants shall claim rights adverse to Owner with respect to any such Instruments of Service and Design-Builder hereby agrees and represents that neither Design-Builder, nor its subconsultants shall copy, reproduce or perform any lnstruments of Service for itself or any person other than Owner, but Design-Builder may retain electronic files and a reproducible copy of the Instruments of Service for its records. Design-Builder shall obtain written assignments from its subconsultants to Owner of any and all common law, statutory and other reserved rights, including copyrights and performance rights, in and to all Instruments of Service created in connection with the Project in which the subconsultants have or may have such rights. Design-Builder hereby represents that all Instruments of Service, architectural works, or other works developed, authored, or provided to Owner pursuant to this Agreement shall be original in the Design-Builder or the Design-Builder's subconsultants, or in the public domain, or shall be developed, authored, or provided to Owner pursuant to a valid, enforceable and appropriate assignment or license and shall not infringe any copyright, trademark, patent or other intellectual property right of any third party. To the extent any services rendered by or for Design-Builder pursuant to this Agreement result in Owner receiving any license or sublicense to any intellectual property, implied or otherwise, Design-

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Builder covenants and agrees that Design-Builder has the right to grant such license or sublicense and that such license or sublicense shall be an irrevocable, perpetual, fully-paid-up. royalty-free, worldwide license to reproduce, create derivatives of. perform, distribute, and otherwise use such intellectual property without restriction of any kind, including use by any replacement architects, contractors or engineers retained by Owner to complete the design or construction of the Project. Any such license or sublicense shall continue even in the event this Agreement is terminated for any reason. To the fullest extent permitted by law, Design-Builder shall indemnity, defend, protect and hold harmless Owner, the Additional Insureds as defined in Section A.ll.2.1 and their respective officers, directors, members, agents, consultants or employees of any of them, from and against all costs, damages, losses and expenses, including but not limited to attorneys' fees and paralegals' fees, arising out of, or resulting from, any claim by any third party asserting that any license or sublicense granted by Design-Builder or. any Instruments of Service developed or authored by Design-Builder or Design-Builder's subconsultants, or provided to Owner by Design-Builder, pursuant to this Agreement infringes any intellectual property right, including without limitation copyright, of any person. Notwithstanding the foregoing, Design-Builder and its subconsultants and subcontractors may retain co-ownership rights with Owner in any standard details or design documents not specifically prepared for this Project. The Owner shall release and indemnify the Design-Builder, its officers, shareholders, employees, agents, successors, assigns, its design consultants, and other persons retained by the Design-Builder to provide services on the Project from all losses, claims, demands, liabilities, injuries, damages and expenses (including, without limitation, consequential, indirect, special or punitive damages, economic loss claims and reasonable attorneys' fees and other defense costs and expenses) that Design-Builder incurs by reason of injury or damage sustained to any person Qt. property arising out of the Owner's use of the Instruments of Service for design or construction beyond the scope of this Agreement for this Project, including, but not limited to, any of the Owner's other projects without Design-Builder's involvement. The patties agree that the transfer of ownership of the Instruments of Service by the Design-Builder to the Owner represents good and adequate consideration to the Owner for this indemnification. Prior to any use or distribution to third parties of the Instruments of Service, the Owner shall remove or otherwise conceal the Design-Builder's name, seal, stamp and/or other identifying information of indicia of authorship.

§ A.1.6.3 The Design-Builder's submission or distribution of documents for the purpose of performing Project requirements or for compliance with governmental requirements or similar purposes in connection with the Project is not prohibited by this Paragraph A.1.6.

(Paragraphs deleted)
ARTICLE A.2 OWNER
§ A.2.1GENERAL
§ A.2.1.1The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Design-Build Documents as if singular in number, The term "Owner" means the Owner or the Owner's authorized representative. 'The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all Project matters requiring the Owner's approval or authorization. The Owner shall render decisions in a timely manner and-in accordance with the Design-Builder's schedule submitted to the Owner,

§ A.2.1.2The Owner shall furnish to the Design-Builder within l 5 days after receipt of a written request information necessary and relevant for the Design-Builder to evaluate, give notice of or enforce construction lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner's interest therein.

§ A.2.2INFORMATION AND SERVICES REQUIRED OF THE OWNER
§ A.2.2.1Information or services required of the Owner by the Design-Build Documents shall be furnished by the Owner with reasonable promptness. Any other information or services relevant to the Design-Builder's performance of the Work under the Owner's control shall be furnished by the Owner after receipt from the Design-Builder of a written request for such information or services.

§ A.2.2.2The Owner shall provide, to the extent available, existing surveys, if not required by the Design-Build Documents to be provided by the Design-Builder, describing physical characteristics, legal limitations,

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and utility locations for the site of this Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements, and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restriction, boundaries, and contours of the site; locations, dimensions, and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark. Design-Builder shall be responsible for obtaining updated or additional surveys at Design-Builder's expense if in the opinion of Design-Builder updated or additional surveys are needed or desirable.

§ A.2.2.3The Owner shall provide, to the extent available to the Owner and if not required by the Design-Build Documents to be provided by the Design-Builder, the results and reports of prior tests, inspections or investigations conducted for the Project involving structural or mechanical systems, chemical, air and water pollution, hazardous materials or environmental and subsurface conditions and information regarding the presence of pollutants at the Project site. Design-Builder shall be responsible for obtaining updated or additional results and reports at Design-Builder's expense if in the opinion of Design-Builder updated or additional results and. reports are needed or desirable.

§ A.2.2,4 The Owner may obtain independent review of the Design-Builder's design, construction and other documents by a separate architect, engineer, and contractor or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not delay the orderly progress of the Work.

§ A.2.2.5 The Owner shall cooperate with the Design-Builder in securing building and other permits, licenses and inspections. The Owner shall not be required to pay the fees for such permits, licenses and inspections unless the cost of such fees is excluded from the responsibility of the Design-Builder under the Design-Build Documents.

§ A.2.2.6 Except as to concealed conditions not reasonably ascertainable by the Design-Builder, the surveys and reports required to be provided by the Owner under Sections A.2.2 and A.2.2.3, as well as those referenced in Section AA.1.4, are furnished by the Owner for Design-Builder's information only and Owner does not warrant or guarantee the completeness or accuracy of any such surveys or reports in any way.

§ A.2.2.7 (If the Owner observes or otherwise becomes aware of a fault or defect in the Work or non-conformity with the Design-Build Documents. the Owner shall give prompt written notice thereof to the Design-Builder.

§ A.2.2.S The Owner shall, at the request of the Design-Builder, prior to execution of the Design-Build Contract and promptly upon request thereafter, furnish to the Design-Builder reasonable evidence that financial arrangements have been made to fulfill the Owner's obligations under the Design-Build Documents.

§ A.2.2;9 The Owner shall communicate through the Design-Builder with persons or entities employed or retained by the Design-Builder, unless otherwise directed by the Design-Builder.

§ A.2.2.10 The Design-Builder shall furnish at Design-Builder's expense the services of geotechnical engineers or other consultants, to be paid by the Design-Builder, for subsoil, air and water conditions when such services are deemed reasonably necessary by the Design-Builder to properly carry out the design services provided by the Design-Builder and the Design-Builder's Architect. Such services may include, but are not limited to. test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, and necessary operations for anticipating subsoil conditions. The services of geotechnical engineer(s) or other consultants shall include preparation and submission of all appropriate reports and professional recommendations.

§ A.2.2.11 The Owner shall promptly obtain easements, zoning variances, and legal authorizations regarding site utilization where essential to the execution of the Owner's program,

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§ A.2.3 OWNER REVIEW AND INSPECTION
§ A.2.3.1The Owner shall review and approve or take other appropriate action upon the Design-Builder's submittals, including but not limited to design and construction documents, required by the Design-Build Documents, but only for the limited purpose of checking for conformance with information given and the design. concept expressed in the Design-Build Documents. The Owner's action shall be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Design-Builder or separate contractors. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details, such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Design-Builder as required by the Design-Build Documents.

§ A.2.3.2 Upon review of the design documents, construction documents, or other submittals required by the Design-Build Documents, the Owner shall take one of the following actions:

.1	Determine that the documents or submittals are in conformance with the Design-Build Documents and approve them.

.2	Determine that the documents or submittals are in conformance with the Design-Build Documents but request changes in the. documents or submittals which shall be implemented by a Change in the Work.

.3	Determine that the documents or submittals are not in conformity with the Design-Build Documents and reject them.

.4	Determine that the documents or submittals are not in conformity with the Design-Build Documents, but accept them by implementing a Change in the Work.

·5
Determine that the documents or submittals are not ill conformity with the Design-Build Documents, but accept them and request changes in the documents or submittals which shall be implemented by a Change in the Work.

§ A.2.3.3 The Design-Builder shall submit to the Owner for the Owner's approval, pursuant to Section A.2.3.1, any proposed change or deviation to previously approved documents or submittals. The Owner shall review each proposed change or deviation to previously approved documents or submittals which the Design-Builder submits to the Owner for the Owner's approval with reasonable promptness in accordance with Section A.2.3.1 and shall make one of the determinations described in Section A2.3.2.

§ A.2.3.4 Notwithstanding the Owner's responsibility under Section A.2.3.2, the Owner's review and approval of the Design-Builder's documents or submittals shall not relieve the Design-Builder of responsibility for compliance with the Design-Build Documents unless a) the Design-Builder has notified the Owner in writing of the deviation prior to approval by the Owner or, b) the Owner has approved a Change in the Work reflecting any deviations from the requirements of tile Design-Build Documents.

§ A.2.3.S The Owner may visit the site to keep informed about the progress and quality of the portion of the Work completed. However, the Owner shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. Visits by the Owner shall not be construed to create an obligation on the part of the Owner to make on-site inspections to check the quantity or quality of the Work. The Owner shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work. since these are solely the Design-Builder's rights and responsibilities under the Design-Build Documents, except as provided in Section A.3.3.7.

§ A.2.3.6 The Owner shall not be responsible for the Design-Builder's failure to perform the Work in accordance with the requirements of the Design-Build Documents. The Owner shall not have control over or charge of and will not be responsible for acts or omissions of the Design-Builder. Architect, Contractors, or their agents or employees, or any other persons or entities performing portions of the Work for the Design-Builder.

§ A.2.3.7 The Owner may reject Work that does not conform to the Design-Build Documents. Whenever the Owner considers it necessary or advisable, the Owner shall have authority to require inspection or testing of the Work in accordance with Section A13.5.2, whether or not such Work is fabricated, installed or completed.

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However, neither dlis authority of the Owner nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Owner to tile Design-Builder, the Architect, Contractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.

§ A.2.3.S The Owner may appoint an on-site project representative to observe the Work and to have such other responsibilities as the Owner desires.

§ A.2.l.9 The Owner may conduct inspections to confirm or determine the date or dates of Substantial Completion and the date of final completion are being met by Design-Builder.

§ A.2.40WNER'S RIGHT TO STOP WORK
§ A.2.4.1 If the Design-Builder fails to correct Work which is not in accordance with the requirements of the Design-Build Documents as required by Section A.l2.2 or persistently fails to carry out Work in accordance with the Design-Build Documents, the Owner may issue a written order to the Design-Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of 'the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Design-Builder or any other person or entity, except to the extent required by Section A.6.1.3.

§ A.2.SOWNER'S RIGHT TO CARRY OUT THE WORK
§ A.2.S.1 If the Design-Builder defaults or neglects to carry out the Work in accordance with the Design-Build Documents and fails within a seven-day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may after such seven-day period give the Design-Builder a second written notice to correct such deficiencies within a three-day period. If the Design-Builder within such three-day period after receipt of such second notice fails to commence and continue to correct any deficiencies, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies. In such case, an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design-Builder the reasonable. cost of correcting such deficiencies from payments due the Design-Builder are not sufficient to cover such amounts, the Design-Builder shall pay the difference to the Owner.

ARTICLE A.3 DESIGN-BUILDER
§ A.3.1 GENERAL
§ A.3.1.1 The Design-Builder is the person or entity identified as such in the Agreement and is referred to throughout the Design-Build Documents as if singular in number. The Design-Builder may be an architect or other design professional, a construction contractor, a real estate developer or any other person or entity legally permitted to do business as a design-builder ill the location where the Project is located. The term "Design-Builder" means the Design-Builder or the Design-Builder's authorized representative. The Design-Builder's representative is authorized to act on the Design-Builder's behalf' with respect to the Project.

§ A.3.1.2 The Design-Builder shall perform the Work in accordance with the Design-Build Documents.

§ A.l.2 DESIGN SERVICES AND RESPONSIBILITIES
§ A.l.2.1 When applicable law requires that services be performed by licensed professionals, the Design-Builder shall provide those services through the performance of qualified persons or entities duly licensed to practice their professions. The Owner understands and agrees that the services performed by the Design-Builder's Architect and the Design-Builder's other design professionals and consultants are undertaken and performed in the sole interest of and for the exclusive benefit of the Design-Builder.

§ A.l.2.2 The agreements between the Design-Builder and Architect or other design professionals identified in the Agreement including the Novation Agreement attached as Exhibit "J" and in any subsequent Modifications, shall be in writing, These. agreements, including services and financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon the Owner's written request.

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§ A.3.2.3 The Design-Builder shall be responsible to the Owner for acts and omissions of the Design-Builder's employees, Architect, Contractors, Subcontractors and their agents and employees, and other persons or entities, including the Architect and other design professionals, performing any portion of tile Design-Builder's obligations under the Design-Build Documents,

§ A.3.2.4 The Design-Builder shall carefully study and compare the Design-Build Documents, materials and other information provided by the Owner pursuant to Section A.2.2, shall take field measurements of any existing conditions related to the Work, shall observe any conditions at the site affecting the Work, and report promptly to the Owner any errors, inconsistencies or omissions discovered.

§ A.3.2.5 The Design-Builder shall provide to the Owner for
Owner's written approval design documents sufficient to establish the size, quality and character of the Project; its architectural, structural, mechanical and electrical systems; and the materials and such other elements of the Project to the extent required by the Design-Build Documents. Deviations, if any, from the Design-Build Documents shall be disclosed to and approved by the Owner in writing which approval shall not be unreasonably withheld, conditioned or delayed.

§ A.l.2.6 Upon the Owner's written approval of the design documents submitted by the Design-Builder. the Design-Builder shall provide construction documents for review and written approval by the Owner. The construction documents shall set forth in detail the requirements for construction of the Project. The construction documents shall include drawings and specifications that establish the quality levels of materials and systems required. Deviations, if any, from the Design-Build Documents shall be disclosed in writing. Construction documents may include drawings, specifications, and other documents and electronic data setting forth in detail the requirements for construction of the Work, and shall:

.1	be consistent with the approved design documents;

.2	provide information for the use of those in the building trades; and

.3	include documents customarily required for regulatory agency approvals.

§ A.3.2.6.1 Attached to the Agreement as Exhibit "C" to Addendum #1 is the Design-Builder's Project Manual representing fifty percent (50%) completion of the 100% Construction Documents. Design-Builder acknowledges and agrees that it is required to update and complete the 50% Project Manual and incorporate the further development to obtain completion of the 100% Construction Documents. All such further development of the Project Manual is subject to Owner's prior written approval and Design-Builder represents and warrants to the Owner that in no event will any further. development to the Project Manual requested by Design-Builder require any additional costs to the Owner. unless otherwise expressly agreed to by Owner in writing and its sale discretion. Further, Design-Builder represents and warrants to Owner that the attached Project Manual is, and that all further development up to and including the 100% completed Project Manual will be, consistent with the Project Criteria and the other terms and conditions of the Design-Build Documents. Design-Builder agrees to make any changes to the Project Manual requested by Owner if at any time Owner determines the Project Manual is inconsistent with the Project Criteria or the terms of 'the Design-Build Documents. In no event shall the review or approval by Owner of the Project Manual or any further development thereto relieve the Design-Builder from any of its obligations or duties hereunder nor shall Owner incur any design liability with respect to the same, it being agreed that all such liability is to remain with the Design-Builder and the Architect.

§ A.3.2.7 The Design-Builder shall meet with the Owner periodically to review progress of the design and construction documents.

§ A.3.2.S Upon the Owner's written approval of construction documents, the Design-Builder, with the assistance of the Owner, shall prepare and file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project.

§ A.3.2.9 The Design-Builder shall obtain from each of the Design-Builder's professionals and furnish to the Owner certifications with respect to the documents and services provided by such professionals (a) that, to the best of their knowledge, information and belief, the documents or services to which such certifications relate (i) are consistent with the Project Criteria set forth in the Design-Build Documents, except to the

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extent specifically identified in such certificate, (ii) comply with applicable professional practice standards, and (iii) comply with applicable laws, ordinances, codes, rules and regulations governing the design of the Project; and (b) that the Owner and its consultants shall be entitled to rely upon the accuracy of the representations and statements contained in such certifications.

§ A.3.2.10 [If the Owner requests the Design-Builder, the Architect or the Design-Builder's other design professionals to execute certificates other than those required by Section A.3 .2,9, the proposed language of such certificates shall be submitted to the Design-Builder, or the Architect and such design professionals through the Design-Builder, for review and negotiation at least 14 days prior to the requested dates of execution. Neither the Design-Builder, the Architect nor such other design professionals shall be required to execute certificates that would require knowledge, services or responsibilities beyond the scope of their respective agreements with the Owner or Design-Builder.

§ A.3.2.11 'The Design-Builder shall provide Coordination of construction performed by the Owner's own forces or separate contractors employed by the Owner, and coordination of services required in connection with construction performed and equipment supplied by the Owner.

§ A.3.3 CONSTRUCTION
§ A.3.3.1 The Design-Builder shall perform no construction Work prior to the Owner's review and approval of the construction documents. The Design-Builder shall perform no portion of the
Work for which the Design-Build Documents require the Owner's review of submittals, such as
Shop Drawings, Product Data and Samples, until the Owner has approved each submittal.

§ A.3.3.2 The construction Work shall be in accordance with approved submittals, except that the Design-Builder shall not be relieved of responsibility for deviations from requirements of the Design-Build Documents by the Owner's approval of design and construction documents or other submittals such as Shop Drawings, Product Data, Samples or other submittals unless the Design-Builder has specifically informed the Owner in writing of such deviation at the time of submittal and (1) the Owner has given written approval to the specific deviation as a minor change in the Work, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation. The Design-Builder shall not be relieved of responsibility [or errors or omissions in design and construction documents or other submittals such as Shop Drawings, Product Data, Samples or other submittals by the Owner's approval thereof.

§ A.3.3.3 The Design-Builder shall direct specific attention, in writing or on resubmitted design and construction documents or other submittals such as Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Owner on previous submittals. In the absence of such written notice, the Owner's approval of a resubmission shall not apply to such revisions.

§ A.3.3.4 When the Design-Build Documents require that a Contractor provide professional design services or certifications related to systems, materials or equipment, or when the Design-Builder in its discretion provides such design services or certifications through a Contractor, the Design-Builder shall cause professional design services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional. Shop Drawings and other submittals related to the Work designed or certified by such professionals, if prepared by others, shall bear such design professional's written approval. The Owner shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals.

§ A.3.3.5 The Design-Builder shall be solely responsible fur and have control over all construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Design-Build Documents.

§ A.l.3.6 The Design-Builder shall keep the Owner informed of the progress and quality of the Work.

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§ A.l.l.7 The Design-Builder shall be responsible for the supervision and direction of the Work, using the Design-Builder's best skill and attention. If the Design-Build Documents give specific instructions concerning construction means, methods, techniques, sequences or procedures, the Design-Builder shall evaluate the jobsite safety thereof and, except as stated below, shall be fully and solely responsible for the jobsite safety of such means, methods, techniques, sequences or procedures. If the Design-Builder determines that such means, methods, techniques, sequences or procedures may not be safe, the Design-Builder shall give timely written notice to the Owner and shall not proceed with that portion of the Work without further written instructions from the Owner, If the Design-Builder is then instructed to proceed with the required means, methods, techniques, sequences or procedures without acceptance of changes proposed by the Design-Builder, the Owner shall be solely responsible for any resulting loss or damage.

§ A.3.3.8 The Design-Builder shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work,

§ A.3.4 LABOR AND MATERIALS
§ A.3.4.1 Unless otherwise provided in the Design-Build Documents, the Design-Builder shall provide or cause to be provided and shall pay for design services, labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

§ A.3.4.2 When a material is specified in the Design-Build Documents, the Design-Builder may make substitutions only with the consent of the Owner and, if appropriate, in accordance with a Change Order.

§ A.3.4.3 The Design-Builder shall enforce strict discipline and good order among the Design-Builder's employees and other persons carrying out the Design-Build Contract. The Design-Builder shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

§ A.3.S WARRANTY
§ A.3.5.1 The Design-Builder warrants to the Owner for a period of one year (and as to latent defects for a longer period if permitted by Florida law) after Substantial Completion of the entire Work that materials and equipment furnished under the Design-Build Documents will be of good quality and new unless otherwise required or permitted by the Design-Build Documents, that the Work will be free from defects not inherent in the quality required or permitted by law or otherwise, and that the Work will conform to the requirements of the Design-Build Documents. Work not conforming to these requirements, including substitutions 110tproperly approved and authorized, may be considered defective. The Design-Builder's warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Design-Builder, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by the Owner, the Design-Builder shall furnish satisfactory evidence as to the kind and quality of materials and equipment. This one year limitation of the warranty period shall not apply to latent defects which Owner discovers after the one year warranty period. The Owner expressly retains its right under this agreement and under Florida law to pursue claims far breach of warranty as to latent defects and breach of contract as to defective Work and Work not conforming with the Design-Build Documents. Likewise, the one year limitation on the warranty period shall not apply to express warranties provided by Design-Builder's contractors, subcontractors, suppliers, manufacturers, fabricators and materialmen where such express warranties are longer than 1 year.

§ A.3.6 TAXES
§ A.3.6.1 The Design-Builder shall pay all sales, consumer, use and similar taxes for the Work provided by the Design-Builder which had been legally enacted on the date of the Agreement, whether or not yet effective or merely scheduled to go into effect.

§ A.3.7 PERMITS, FEES AND NOTICES
§ A.3.7.1 The Design-Builder shall secure and pay for building and other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work which are customarily secured after execution of the Design-Build Contract and which were legally required on the date the Owner

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accepted the Design-Builder's proposal.
§ A.3.1.2 The Design-Builder shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities relating to the Project.

§ A.3.7.3 It is the Design-Builder's responsibility to ascertain that the Work is in accordance with applicable laws, ordinances, codes, rules and regulations.

§ A.l.7.4 If the Design-Builder performs Work contrary to applicable laws, ordinances, codes. rules and regulations, the Design-Builder shall assume responsibility for such Work and shall bear the costs attributable to correction,

§ A.3.S ALLOWANCES
§ A.3.B,1 The Design-Builder shall include in the Contract Sum all allowances listed and described in Exhibit "L" of the Design-Build Documents.

§ A.3.S.2 Unless otherwise provided in Exhibit "L" (or unless inconsistent with Exhibit "L:" in which case Exhibit "L" is controlling) of the Design-Build Documents:

.1	allowances shall cover the cost to the Design-Builder of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

.2
Design-Builder's costs for unloading and handling at the site, labor, installation costs, overhead, profit and other expenses contemplated fur stated allowance amounts shall be included in the Contract Sum but not in the allowances; and

.3
whenever costs are more "than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. 111eamount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Section A.3.8.2.1 and (2) changes in Design-Builder's costs under Section A.3.8.2.2.

§ A.3.B.3 Materials and equipment under an allowance shall be selected by the O"I11eirn sufficient time to avoid delay in the Work.

§ A.3.9 DESIGN·BUILDER 'S SCHEDULES
§ A.3.9.1 The Design-Builder's Contract Baseline Schedule for the Work is attached as Exhibit "B-1 ". 111e"Project Schedule" described in Exhibit "B" shall be delivered to the Owner within 75 days from receipt by Design-Builder of Owner's Notice to Proceed, The Project Schedule shall not exceed time limits and shall be in such detail as required under the Design- Build Documents, shall be revised at appropriate intervals as required by the conditions of the Work and Project, shall be related to the entire Project to the extent required by the Design-Build Documents, shall provide for expeditious and practicable execution of the Work and shall include allowances for periods of time required for the Owner's review and for approval of submissions by authorities having jurisdiction over the Project and shall include the Owner's Scheduled Events as defined in Exhibit "B-2".

§ A.3.9.2TIle Design-Builder shall prepare and keep current a schedule of submittals required by the Design-Build Documents.

§ A.3.9.3 The Design-Builder shall perform the Work in general accordance with the Owner approved Project Schedule submitted to and approved in writing by the Owner, which approval shall not be unreasonably withheld, conditioned or delayed.

§ A3.10 DOCUMENTS AND SAMPLES AT THE SITE
§ A3.10.1 The Design-Builder shall maintain at the site for the Owner one record copy of the drawings, specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record field changes and selections made during construction, and one record copy of approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be delivered to the Owner upon completion of the Work.

§ A.3.11 SHOP DRAWINGS, PRODUCT DATA AND SAMPLES

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§ A.3.11.1Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Design-Builder or a Contractor. Subcontractor, manufacturer, supplier or' distributor to illustrate some portion of the Work.

§ A.3.11.2 Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Design-Builder to illustrate materials or equipment for some portion of the Work.

§ A.3.11.3Samples are physical examples that illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

§ A.3.11.4 Shop Drawings, Product Data, Samples and similar submittals are not Design-Build Documents, The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required by the Design-Build Documents the way by which the Design-Builder proposes to conform to the Design-Build Documents.

§ A.3.11.5The Design-Builder shall review for compliance with the Design-Build Documents and approve and submit to the Owner only those Shop Drawings, Product Data, Samples and similar submittals required by the Design-Build Documents with reasonable promptness and ill such sequence as to cause no delay in the Work or in the activities of the Owner or of separate contractors.

§ A.3.11.S By approving and. submitting Shop Drawings, Product Data, Samples and similar submittals, the Design-Builder represents that the Design-Builder has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Design-Build Documents.

§ A.3.12 USE OF SITE
§ A.3.12.1TIle Design-Builder shall confine operations at the site to areas permitted by law, ordinances, permits and the Design-Build Documents, and shall not unreasonably encumber the site with materials or equipment.

§ A.3.13CUTTING AND PATCHING
§ A.3.13.1The Design-Builder shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly.

§ A.3.13.2The Design-Builder shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner or separate contractors by cutting, patching or otherwise altering such construction or by excavation. The Design-Builder shall not cut or otherwise alter such construction by the Owner or a separate contractor except with written consent of the Owner and of such separate contractor; such consent shall not be unreasonably withheld. The Design-Builder shall not unreasonably withhold from the Owner or a separate contractor the Design-Builder's consent to cutting or otherwise altering the Work.

§ A.3.14CLEANING UP
§ A,3.14.1 The Design-Builder shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Design-Build Contract. At completion of the Work, the

Design-Builder shall remove from and about the Project waste materials, rubbish, the Design-Builder's tools, construction equipment, machinery and surplus materials. .

§ A.3.14.2Ifthe Design-Builder fails to clean up as provided in the Design-Build Documents, the Owner may do so and the cost thereof shall be charged to the Design-Builder.

§ A.3.15 ACCESS TO WORK
§ A.3.15.1 The Design-Builder shall provide the Owner access to the Work in preparation and progress wherever located.

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§ A.3.16 ROYALTIES    PATENTS    AND COPYRIGHTS
§ A.3.16.1The Design-Builder shall pay all royalties and license fees. The Design-Builder shall defend suits or claims for infringement of copyrights and patent rights and shall hold the Owner harmless from loss on account thereof unless such claims for infringement were the result of directives from the Owner.

§ A.3.17 INDEMNIFICATION
§ A.3.17.1 To the fullest extent permitted by law, the Design-Builder and its Contractors and Subcontractors shall indemnify and hold harmless the Owner, Daytona International Speedway, LLC, its parent, related or affiliated companies and then' respective shareholders, officers, directors, agents, members, employees, subsidiaries, trustees, receivers, successors, and assigns; the Daytona Beach Racing & Recreational Facilities District; City of Daytona Beach; County of Volusia; and Owner's consultants, and agents and employees of any of them ("the Indemnitees") from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death or to injury to or destruction of tangible property other than the Work itself, but only to the extent caused by the negligent acts or omissions of the Design-Builder, Architect, a Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss or expense is caused ill part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge or reduce other tights or obligations of indemnity that would otherwise exist as to a party or person described in this Section A.3.17. Design-Builder shall require its Contractors and Subcontractors to include in their contracts indemnification clauses in favor of the Owners with the indemnification provision above required of the Design-Builder.

§ A.3.17.2 In claims against any person or entity indemnified under this Section A.3.17 by an employee of the Design-Builder, the Architect, a Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under Section A3.17.1 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Design-Builder, the Architect or a Contractor or a Subcontractor under workers' compensation acts, disability benefit acts or other employee benefit acts.

ARTICLEA.4 DISPUTE    RESOLUTION
§ A.4.1 CLAIMS AND DISPUTES

The parties expressly agree to opt out of the requirements of Section 558.005, Florida Statutes. The provisions of Chapter 558 shall not apply to this Agreement.

§ A.4.1.1Definition.A Claim is a demand or assertion by one of the parties seeking, as a matter of right, adjustment or interpretation of Design- Build Contract terms, payment of money, extension of time or other relief with respect to the terms of the Design-Build Contract. The term "Claim" also includes other disputes and matters in question between the Owner and Design-Builder arising out of or relating to the Design-Build Contract. Claims must be initiated by written notice. The responsibility to substantiate Claims shall rest with the party making the Claim.

§ A.4.1.2Time Limits on Claims. Claims by either party must be initiated within 21 days after occurrence of the event giving rise to such Claim or within 21 days after the claimant first recognizes the condition giving rise to the Claim, whichever is later. Claims must be initiated by written notice to the other party,

§ A.4.1.3 Continuing Performance. Pending final resolution of a Claim, except as otherwise agreed in writing or as provided in Section A.9.7.1 and Article A.14, the Design-Builder shall proceed diligently with performance of the Design-Build Contract and the Owner shall continue to make payments in accordance with the Design-Build Documents.

§ A.4.1.4 Claims for Concealed or Unknown Conditions. If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially' from those indicated in the Design-Build Documents or tests or reports, including geotechnical tests and reports, furnished to Design-Builder by Owner or tests or reports, including geotechnical tests and reports, or observations carried out by

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Design-Builder as part of the preconstruction Agreement between Design-Builder and Owner or (2) unknown physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Design-Build Documents or tests or reports, including geotechnical tests and reports, furnished to Design-Builder by Owner or tests, reports, including geotechnical tests and reports, Or observations carried out by Design-Builder as part of the preconstruction Agreement between Design-Builder and Owner; then the observing party shall give notice to the other party promptly before conditions are disturbed and in no event later than 5 days after first observance of the conditions. The Owner shall promptly investigate such conditions and, if they differ materially and cause an increase or decrease in the Design-Builder's cost of the Work, shall negotiate with the Design-Builder an equitable adjustment in the Contract Sum. If the Owner determines that the conditions at the site are not materially different from those indicated in the Design-Build Documents and that no change in the terms of the Design-Build Contract is justified, the Owner shall so notify the Design-Builder in writing, stating the reasons. Claims by the Design-Builder in opposition to such determination must be made within 5 days after the Owner has given notice of the decision. If the conditions encountered are materially different, the Contract Sum shall be equitably adjusted, but if the Owner and Design-Builder cannot agree on an adjustment in the Contract Sum, the adjustment shall proceed pursuant to Section A.7.3.6.

§ A.4.1.5Claimsfor Additional Cost of the Design-Builder wishes to make Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the Work. Prior notice is not required for Claims relating to an. emergency endangering life or property arising under Section A.10.6, provided, however, Design-Builder shall provide prompt written notice as soon as practicable after the occurrence of the emergency giving rise to such Claim.

§ A.4.1.6Ifthe Design-Builder believes additional cost is involved for reasons including but not limited to (1) an order by the Owner to stop the Work where the Design-Builder was not at fault, (2) a written order for the Work issued by the Owner, (3) failure of payment of undisputed amounts by the Owner, (4) termination of the Design-Build Contract by the Owner, (5) Owner's suspension or (6) other reasonable grounds permitted by this Pat12 Agreement, Claim shall be filed i11accordance with this Section A.4.1.

§ A.4.1.7Claimsfor Additional Time
§ A.4.1.7.1 If the Design-Builder wishes to make Claim for an increase in the Contract Time, written notice as provided herein shall be given. The Design-Builder's Claim shall include an estimate of the time and its effect on the progress of the Work. In the case of a continuing delay, only one Claim is necessary.

§ A.4.1.7.2 Design-Builder expressly assumes the risk of all weather delays of every kind and nature.

§ A.4.1.8Injury or Damage to Person or Property. If either party to the Design-Build Contract suffers injury or damage to person or property because of an act or omission of the other party or of others for whose acts such party is legally responsible, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery. The notice shall provide sufficient detail to enable the other party to investigate the matter.

§ A.4.1.9 If unit prices are stated in the Design-Build Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed ill a proposed Change Order or Construction Change Directive so that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or Design-Builder, the applicable unit prices shall be equitably adjusted.

§ A.4.1.10Claims for Consequential Damages. Design-Builder and Owner waive Claims against each other for the' consequential damages described below arising out of or relating to the Design-Build Contract. 111ismutual waiver includes:

.1	damages incurred by the Owner for rental expenses, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

.2	damages incurred by the Design-Builder for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation,

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and for loss of profit except
anticipated profit arising directly from the Work.

This mutual waiver is applicable, without limitation, to all consequential damages described above due to either party's termination in accordance with Article A.14. Nothing contained in this Section AA.l.10 shall be deemed to preclude an award of liquidated damages, when applicable, in accordance with the requirements of the Design-Build Documents.

§ A.4.1.11Tfthe enactment or revision of codes, laws or regulations or official interpretations which govern the Project cause an increase or decrease of the Design-Builder's cost of performance of the Work, the Design-Builder shall be entitled to an equitable adjustment in Contract Sum. If the Owner and Design-Builder cannot agree upon an adjustment in the Contract Sum, the Design-Builder shall submit a Claim pursuant to Section A.4.1.

§ A.4.2 RESOLUTION OF CLAIMS AND DISPUTES
§ A.4.2.1In the event of a Claim against the Design-Builder, the Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim. If the Claim relates to a possibility of a Design-Builder's default, the Owner may, but is not obligated to, notify the surety and request the surety's assistance in resolving the controversy.

§ A.4.2.2If a Claim relates to or is the subject of a mechanic's lien, the party asserting such Claim may proceed in accordance with applicable law to comply with the lien notice 01" filing deadlines prior to initial resolution of the Claim.

(paragraphs deleted)
ARTICLE A.5 AWARD OF CONTRACTS
§ A.5.1 Unless otherwise stated in the Design-Build Documents or the bidding or proposal requirements, the Design-Builder, as soon as practicable after award of the Design-Build Contract, shall furnish ill writing to the Owner the names of additional persons or entities not originally included in the Design-Builder's proposal or in substitution of a person or entity (including those who are to furnish design services or materials or equipment fabricated to a special design) proposed for each principal portion of the Work. The Owner will promptly reply to the Design-Builder in writing stating whether or not the Owner has reasonable objection to any such proposed additional person or entity. Failure of the Owner to reply promptly shall constitute notice of no reasonable objection. Design-Builder reserves the right to self perform portions of the Work provided that such proposed Scope of Work is approved in writing by Owner prior to commencement of such Work; Owner expressly reserves the right, in its sole discretion, to withhold approval of Scopes of self performed Work proposed by Design-Builder.

§ A.5.2 The Design-Builder shall not contract with a proposed person or entity to whom which the Owner has made reasonable and timely objection. The Design-Builder shall not be required to contract with anyone to whom the Design-Builder has made reasonable objection.

§ A.5.3 If the Owner has reasonable objection to a person or entity proposed by the Design-Builder, the Design-Builder shall propose another to whom the Owner has 110 reasonable objection. If the proposed but rejected additional person or entity was reasonably capable of performing the Work, the Contract Sum shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute person's or entity's Work. However, no increase in the Contract Sum shall be allowed for such change unless the Design-Builder has acted promptly and responsively in submitting names as required.

§ A.5.4 The Design-Builder shall not change a person or entity previously selected if the Owner makes reasonable objection to such substitute.

§ A.5.5 CONTINGENT ASSIGNMENT OF CONTRACTS
§ A.5.5.1Each agreement for a portion of the Work is assigned by the Design-Builder to the Owner provided that:

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.1	assignment is effective only after termination of the Design-Build Contract for any reason and only for those agreements which the Owner accepts by notifying the contractor in writing; and

.2	assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the
Design-Build Contract.

§ A.8.5.2 Upon such assignment, if the Work has been suspended for more than 30 days, the Contractor's compensation shall be equitably adjusted for increases in cost resulting from the suspension.

§ A.5.6 All of Design-Builder's contracts and subcontracts shall: (1) provide that Owner will be an additional indemnified party of the contract to the same extent Design-Builder is indemnified by the other party, (2) provide that Owner will be an additional insured on all insurance policies required to be provided by the other party except for any workers' compensation and professional liability policies, and (3) require Owner to be identified as an additional obligee 011 all bonds provided by the other party.

ARTICLE A.6 CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS
§ A.6.1 OWNER'S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD SEPARATE CONTRACTS
§ A.6.1:1 The Owner reserves the right to perform construction or operations related to the Project with the Owner's own forces and to award separate contracts in connection with other portions of the Project or other construction or operations on the site. The Design-Builder shall cooperate with the Owner and separate contractors whose work might interfere with the Design-Builder's Work. If the Design-Builder claims that delay or additional cost is involved because of such action by the Owner, the Design-Builder shall make such Claim its provided in Section A,4.1.

§ A.8.1.2 The term "separate contractor" shall mean any contractor retained by the Owner pursuant to Section A.6.l. L

§ A.6.1.3 The Owner shall provide for coordination of the activities of tile Owner's own forces and of each separate contractor with the work of the Design-Builder, who shall cooperate with them. The Design-Builder shall participate with other separate contractors and the Owner in reviewing their construction schedules when directed to do so. The Design-Builder shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement. The construction schedules shall then constitute the schedules to be used. by the Design-Builder, separate contractors and the Owner until subsequently revised.

§ A.6.2 MUTUAL RESPONSIBILITY
§ A.6.2.1 The Design-Builder shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the Design-Builder's construction and operations with theirs as required by the Design-Build Documents.

§ A.8.2.2 If part of the Design-Builder's Work depends for proper execution or results upon design, construction or operations by the Owner or a separate contractor, the Design-Builder shall, prior to proceeding with that portion of the Work, promptly report to the Owner apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results. Failure of the Design-Builder so to report shall constitute an acknowledgment that the Owner's or separate contractor's completed or partially Completed construction is fit and proper to receive the Design-Builder's Work, except as to defects not then reasonably discoverable.

§ A.6.2.3 The Owner shall be reimbursed by the Design-Builder for costs incurred by the Owner which are payable to a separate contractor because of delays, improperly timed activities or defective construction of the Design-Builder. The Owner shall be responsible to the Design-Builder for costs incurred by the Design-Builder because-of delays, improperly timed activities, damage to the Work or defective construction of a separate contractor.

§ A.6.2.4 The Design-Builder shall promptly remedy damage wrongfully caused by the Design-Builder to completed or partially completed construction or to property of the Owner or separate contractors.

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§ A.6.2.5 The Owner and each separate contractor shall have the same responsibilities for cutting and patching as are described in Section A3.13.

§ A.6.3 OWNER'S RIGHT TO CLEAN UP
§ A.6.3.1 If a dispute arises among the Design-Builder, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and the Owner shall allocate the cost among those responsible.

ARTICLE A.7 CHANGES IN THE WORK
§ A.7.1 GENERAL
§ A.7.1.1 Changes in the Work may be accomplished after execution of the Design-Build Contract, and without invalidating the Design-Build Contract, by Change Order or Construction Change Directive, subject to the limitations stated in this Article A.7 and elsewhere in the Design-Build Documents.

§ A.7.1.2 A Change Order shall be based upon agreement between the Owner and Design-Builder. A Construction Change Directive may be issued by the Owner with or without agreement by the Design- Builder.

§ A.7.1.3 Changes in the Work shall be performed under applicable provisions of the Design-Build Documents, and the Design-Builder shall proceed promptly, unless otherwise provided ill the Change Order or Construction Change Directive.

§ A.7.2 CHANGE ORDERS
§ A.7.2.1 A Change Order is a written instrument signed by the Owner and Design-Builder stating their agreement upon all of the following:

.1	a change in the Work;

.2	the amount of the adjustment, if any, in the Contract Sum; and

.3	the extent of the adjustment, if any, in the Contract Time.

§ A.7.2.2 If the Owner requests a proposal for a change in the Work from the Design-Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse the Design-Builder for any costs incurred for estimating services, design services or preparation of proposed revisions to the Design-Build Documents.

§ A.7.2.3 Methods used in determining adjustments to the Contract Sum may include those listed in Section A.7.3.3.

§ A.7.3 CONSTRUCTION CHANGE DIRECTIVES
§ A.7.3.1 A Construction Change Directive is a written order signed by the Owner directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum. The Owner may by Construction Change Directive, without invalidating the Design-Build Contract, order changes in the Work within the general scope of the Design-Build Documents consisting of additions, deletions or other revisions, the Contract Sum being adjusted accordingly.

§ A.7.l.2 A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

§ A.7.l.3 If the Construction Change Directive provides for an adjustment to the Contract Sum or Contract Time, or both, the adjustment shall be based on all of the following methods:

.1	mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

.2	unit prices stated in the Design-Build Documents or subsequently agreed upon, or equitably adjusted as provided ill Section AA.I.9;

.3	cost to be determined in a manner agreed upon by the parties and a mutually acceptable

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fixed or percentage fee; or

.4	as provided in Section A.7.3.6.

§ A.7.l.4 Upon receipt of a Construction Change Directive, the Design-Builder shall promptly proceed with the change in the Work involved and advise the Owner of the Design-Builder's agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum.

§ A.7.l.S A Construction Change Directive signed by the Design-Builder indicates the agreement of the Design-Builder therewith, including adjustment in Contract Sum or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a Change Order.

§ A.7.3.6Ifthe Design-Builder does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be determined by the Owner on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Sum, a reasonable allowance for overhead and profit. In such case, and also under Section A.7.3.3.3, the Design-Builder shall keep and present, in such form as the Owner may prescribe, an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Design-Build Documents, costs for the purposes of this Section A.7.3.6 shall be limited to the following:

.1	additional costs of professional services;

.2	costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers' compensation insurance;

.3	costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

.4	rental costs of machinery and equipment, exclusive of hand tools, whether rented from the
Design-Builder or others;

.5	costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the
Work; and

.6	additional costs of supervision and field office personnel directly attributable to the change.

§ A.7.3.7 The amount of credit to be allowed by the Design-Builder to the Owner fur a deletion or change that results in a net decrease in the Contract Sum shall be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance fur overhead and profit shall be figured on the basis of net increase, if any, with respect to that change.

§ A.7.3.S Pending final determination of the total cost of a Construction Change Directive to the Owner, amounts not ill dispute for such changes in the Work shall be included in Applications for Payment accompanied by a Change Order indicating the parties' agreement with part or all of such costs. For any portion of such cost that remains in dispute, the Owner shall make an interim determination for purposes of monthly. payment for those costs. That determination of cost shall adjust the Contract Sum on the same basis as a Change Order, subject to the right of the Design-Builder to disagree and assert a Claim in accordance with Article A.4.

§ A.7.3.9 When the Owner and Design-Builder reach agreement concerning the adjustments in the Contract Sum and Contract Time, 01.' otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

§ A.7.4MINOR CHANGES IN THE WORK
§ A.7 .4.1 The Owner shall have authority to order minor changes in the Work not involving adjustment in the Contract Sum or extension of the Contract Time and not inconsistent with the intent of the Design-Build Documents. Such changes shall be effected by written order and shall be binding on the Design-Builder. The Design-Builder shall carry out such written orders promptly.

ARTICLE A.8 TIME
§ A.8.1 DEFINITIONS
§ A.B.1.1 Unless otherwise provided, Contract Time is the period of 'time, including authorized adjustments

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allotted in the Design-Build Documents for Substantial Completion of the Work.
§ A.8.1.2 The date of commencement of tile Work shall be the date stated in the Agreement unless provision is made for the date to be fixed in a notice to proceed issued by the Owner,

§ A.8.1.3The date of Substantial Completion is the date determined by the Owner in accordance with Section A,9.8.

§ A.8.1.4 The term "day" as used in the Design-Build Documents shall mean calendar day unless otherwise specifically defined.

§ A.8.2 PROGRESS AND COMPLETION
§ A.8.2.1 Time limits stated in the Design-Build Documents are of the essence of the Design-Build Contract. By executing the Design-Build Contract. the Design-Builder confirms that the Contract Time is a reasonable period for performing the Work and understands how critical it is to Owner that the Work be completed within the Contract Time.

§ A.8,2.2 The Design-Builder shall not knowingly, except by agreement or instruction of the Owner in writing, prematurely commence construction operations on the site or elsewhere prior to the effective date of insurance required by Article A.11 to be furnished by the Design-Builder and Owner. The date of commencement of the Work shall not be changed by the effective date of such insurance. Unless the date of commencement is established by the Design-Build Documents or a notice to proceed given by the Owner, the Design-Builder shall notify the Owner ill writing not less than five days or other agreed period before commencing the Work to permit the timely filing of mortgages, mechanic's liens and other security interests.

§ A.8.2.3 The Design-Builder shall proceed expeditiously with adequate forces and shall achieve Substantial
Completion within the Contract Time.

§ A.8.3 DELAYS AND EXTENSIONS OF TIME
(Paragraphs deleted)
§ A.8.3.1 Subject to the provisions of Section A4.1.5 above, if the Design-Builder is delayed at any time in the commencement or progress of the Work by act or neglect of the Owner, of a separate contractor employed by the Owner, or by changes in the Work ordered by Owner, or by delay authorized by the Owner pending resolution of disputes pursuant to the Design-Build Documents, then the Contract Time shall be extended by Change Order for such reasonable time as the Owner may determine. Design-Builder acknowledges and agrees that in no event shall it be entitled to claim a delay in its performance hereunder or any adjustment to the Contract Sum or extension in the Contract Time as a result of the anticipated demobilization and remobilization sequencing of the Work in order for Owner to host the Events as called for in Section 3.3 of the Agreement.

§A.B.3.2 Claims relating to time shall be made in accordance with applicable provisions of'Seetion A.4.1.7.

§A.B.3.3 Provided as a condition precedent that provision is made in writing and specifically agreed to by the parties. this Section A.8.3 does not preclude recovery of damages for delay by either party under and subject to the other provisions of the Design-Build Documents.

§ A.B.3,4 The Design-Builder's services shall be performed as expeditiously as is consistent with professional skill and care and the orderly progress of the Project and in accordance with Design-Builder's initial contract Baseline Schedule attached hereto as Exhibit "B” and the more detailed and complete project schedule to be developed and updated by Design-Builder as set forth herein and in attached Exhibit "B", The construction and project schedules may be adjusted, if necessary, and to the extent the Critical Path or Critical Activities is changed will be approved by Owner in writing, as the Project proceeds and such approval shall not be unreasonably withheld. These schedules shall include reasonable 1ime periods for the Owner's review for the performance of the Owner's consultants and for approval of submissions by authorities having jurisdiction over the Project Time limits established by these schedules approved by the

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Owner shall not be exceeded by the Design-Builder or Owner.
§A.B.3.5 (Intentionally omitted.)

§A.8.3.6 The Design-Builder shall proceed expeditiously with adequate forces and shall achieve Partial Completion of Each Phase on or before the required date of the corresponding Event and Substantial Completion of the entire Work within the Contract Time pursuant to the requirement of Exhibit "B", To ensure that Partial Completion of the Work in Each Phase is completed in accordance with the requirements of this Agreement and that Substantial Completion of the entire Work is achieved within the Contract Time, the Design-Builder will deliver to Owner a more complete schedule (Project Schedule) to be developed and updated by Design-Builder as required herein and in attached Exhibit "B". These schedules shall incorporate the impact of any regularly scheduled Event on the progress of the Work. In the event Design-Builder's Project Schedule reflects that the deadlines established in Exhibit "B" are in jeopardy of not being met, unless the delay is caused by the Owner, the Design-Builder will immediately accelerate tile progress of the Work at its sale cost by taking those steps necessary to ensure that the completion dates required herein and in Exhibit "8" are met including, without limitation, working seven days a week and overtime and employing additional employees or subcontractors.

§A,8.3.7 Whenever required by written order of the Owner, the Design-Builder shall delay or suspend the progress of the Work or of any part thereof, for such periods of time as the Owner may require. In such event, Design-Builder shall be entitled to an equitable extension of the Contract Time, but only to the extent that the Contract Time is adversely affected thereby, for a period equivalent to the time lost on the Critical Path or the result of delays to Critical Activities by reason of such order as described in Exhibit "B"; provided, however, in no event shall Design-Builder be entitled to any such extension when the reason for such order is on account of faulty construction or construction methods that endanger the Work, for the anticipated demobilization and remobilization sequencing of the Work or for any other cause due to the fault or neglect of the Design-Builder or anyone for whom it is liable. Such order of the Owner shall not otherwise modify or invalidate in any way any of the provisions of this Contract, and the Design-Builder shall not be entitled to any damages or compensation from the Owner on account of such delay or delays, suspension or suspensions, except as provided below.

§ A,8.3.S “Design-Builder” believes it has been delayed and is entitled to an extension to the Contract Time pursuant to Section A.8.3. the Design-Builder shall submit to the Owner in writing notice of such claim within ten (10) days of the occurrence giving rise to such claim and shall submit to the Owner detailed documentation of any such claim for an extension of the Contract Time, and shall deliver such claim and detailed documents to the Owner within twenty (20) days after the occurrence of the event giving rise the claim.

Any changes in Contract Time approved by Owner shall be incorporated in a Change Order. No changes in Contract Time shall be made for any alterations or additions to the Work which are not demonstrated to impact the Critical Path or Critical Activities as described in Exhibit "B" and provided that an increase in the Contract Time is permitted pursuant to the terms and conditions hereof. The Design-Builder" shall not be entitled to any delay damages or other compensation solely on account of an increase in Contract Time except in accordance with and expressly permitted by the Design-Build Documents. In lieu of granting additional changes in the Contract Time, Owner may at any time, in its sole discretion. elect to accelerate the Work of Design-Builder at Owner's expense. If such election is made by Owner, Design-Builder shall accelerate the Work so that the Contract Time is not extended even if the parties cannot at that time agree on the amount of Design-Builder's compensation for such accelerated Work.

§A.8.3.9 Subject to the provisions of Section A.8.3.8 above, should the Design-Builder be obstructed or delayed in the commencement, prosecution or completion of any part of the Work by any act or delay of the Owner; or by any acts or neglect by any separate contractor engaged by the Owner; or by riot; insurrection, war (excluding invasions, civil disturbances and wars in the Middle East), pestilence, fire, earthquakes, epidemics; or through any act, default or delay of other parties under contract with the Owner; then the Contract Time for the Work so delayed shall be extended for a period equivalent to the time lost on the Critical Path as described in Exhibit "B". Such allowance shall not be made unless a notice

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of claim for extension of time is made by the Design-Builder to the Owner in writing within ten (10) days from the time when the alleged cause for delay occurs and a detailed claim with supporting documents is submitted to the Owner ten (to) days thereafter. In lieu of granting additional changes in the Contract Time, Owner may, at any time in its sole discretion, elect to accelerate the Services and Work of Design-Builder at Owner's expense. If such election is made by Owner and Owner issues a Construction Change Directive. Design-Builder shall accelerate the Services and Work so that the Contract Time is not extended even if the parties cannot at that time agree on the amount of Design-Builder's compensation for such accelerated Services and Work.

§ A.8.3.10 [t is further expressly agreed that the Design-Builder shall not be entitled to any damages or compensation from the Owner on account of any delays resulting from any of the causes specified above except those circumstances where expressly allowed by other provisions of the Design-Build Documents and then only to the extent such delays are caused by act or neglect of Owner (including work stoppage as described in Section 14.1.1.3and Section 14.1.1.4) or by parties under contract with the Owner, in which circumstances the Design-Builder shall be entitled to the following delay damages only (1) for Design-Builder's actual costs of increased direct jobsite wages resulting from the extended completion date caused by Owner; and (2) for extra premiums 011 bonds actually paid by the Design-Builder on account of the additional time required to complete all Work hereunder. Any change in the Contract Time resulting from any claims for delays shall be incorporated in a signed Change Order upon approval of the change by the Owner.

§ A.B.3.11 Notwithstanding the foregoing or anything in the Design-Build Documents to the contrary, Design-Builder expressly assumes the risk for all weather delays of every kind and nature.

§ A.8.3.12 The Design-Builder shall notify the Owner when the Design-Builder believes that the Work or any agreed upon Phase of the Work is partially or substantially completed as required by Exhibit "B", If the Owner concurs, the Design-Builder shall issue either a status report (with respect to a partially completed Phase) or a Certificate of Substantial Completion (with respect to the entire Work) which shall establish the Date of Partial or Substantial Completion for that portion of the Work or Phase or Substantial Completion of the entire Work, as appropriate, shall state the responsibility of each party for security, maintenance, heat, utilities, damage to the portion of the Work or Phase or entire Work and insurance, shall include a list of items to be completed or corrected and shall fix the time within which the Design-Builder shall complete items listed therein,

ARTICLE A.9 PAYMENTS AND COMPLETION
§ A.9.1 CONTRACT SUM
§ A.9.1.1 The Contract Sum is stated in the Design-Build Documents and, including authorized adjustments, is the total amount payable by the Owner to the Design-Builder for performance of the Work under the Design-Build Documents.

§ A.9.2 SCHEDULE OF VALUES
§ A.9.2.1 Attached as Exhibit "N" to Addendum #1 is the Design-Builder's initial schedule of values allocated to various portions of the Work. This schedule shall be used as a basis for reviewing the Design-Builder's Applications for Payment. The schedule of values shall be updated periodically with written consent of the Owner to reflect changes in the allocation of the Contract Sum.

§ A.9.3 APPLICATIONS FOR PAYMENT
§ A.9.3.1 At least ten days before the date established for each progress payment. the Design-Builder shall submit to the Architect and Owner an itemized Application for Payment for operations completed in accordance with the current schedule of values. Such application shall be notarized, if required, and supplied by such data substantiating the Design-Builder's right to payment as the Owner may require and reflecting retainage as provided for in the Design-Build Documents:

§ A.9.3.1.1 As provided in Section A.7.3.8, such applications may include requests for payment on account of Changes ill the Work which have been properly authorized by Construction Change Directives but are not yet included in Change Orders.

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§ A.9.3.1.2 Such applications may not include requests for payment for portions of the .Work for which the Design-Builder does not intend to pay to a Contractor or material supplier or other parties providing services for the Design-Builder, unless such Work has been performed by others whom the Design-Builder intends to pay.

§ A.9.3.2 Unless otherwise provided in the Design-Build Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner, which approval will not be unreasonably withheld, conditioned or delayed, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon -in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Design-Builder with procedures satisfactory to the Owner to establish the Owner's title to such materials and equipment or otherwise protect the Owner's interest and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.

§ A.9.3.3 The Design-Builder warrants that title to all Work other than Instruments of Service covered by an Application for Payment will pass to the Owner no later than the time of payment. The Design-Builder further warrants that, upon submittal of an Application for Payment, all Work for which Certificates for Payment have been previously issued and payments received from the Owner shall, to the best of the Design-Builder's knowledge, information and belief, be free and clear of liens, Claims, security interests or encumbrances in favor of the Design-Builder, Contractors, Subcontractors, material suppliers, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to tile Work.

§ A.9.4ACKNOWLEDGEMENT OF APPLICATION FOR PAYMENT
§ A.9.4.1 The Owner shall, within seven days after receipt of the Architect's Certification following the Design-Builder's Application for Payment, issue to the Design-Builder a written acknowledgement of receipt of the Design-Builder's Application for Payment indicating the amount the Owner has determined to be properly due and, if applicable, the reasons for withholding payment in whole or in part. The Owner shall not unreasonably withhold, condition or delay its acknowledgement of and action on Design-Builder's Application for Payment.

applicable, the reasons for withholding payment in whole or in part. The Owner shall not unreasonably withhold, condition or delay its acknowledgement of and action on Design-Builder's Application for Payment.

§ A.9.5 DECISIONS TO WITHHOLD PAYMENT
§ A.9.5.1 The Owner may withhold a payment in whole or in part to the extent reasonably necessary to protect the Owner due to the Owner's determination that the Work has not progressed to the point indicated in the Application for Payment or that the quality of Work is not in accordance with the Design-Build Documents. The Owner may also withhold a payment or, because of subsequently discovered evidence, may nullify the whole or a part of an Application for Payment previously issued to such extent as may be necessary to protect the Owner from loss for which the Design-Builder is responsible, including loss resulting from acts and omissions, because of the following:

.1	defective Work not remedied;

.2	third-party claims filed or reasonable evidence indicating probable tiling of such claims unless security acceptable to the Owner is provided by the Design-Builder;

.3	failure of the Design-Builder to make payments properly to Contractors or for design services labor, materials or equipment;

.4	reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

.5	damage to the Owner or a separate contractor;

.6	reasonable evidence that the Work will not be completed within the Contract Time and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or

.7	persistent failure to' carry out the Work in accordance with the Design-Build Documents.

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§ A.9.S.2 When the above reasons for withholding payment are removed, payment will be made fur amounts previously withheld.

§ A.9.6 PROGRESS PAYMENTS
§ A.9.6.1 After the Owner has issued a written acknowledgement of receipt of the Architect's Certification as set forth all Exhibit "0" and the Design-Builder's Application fur Payment, the Owner shall make payment of the amount the Owner has approved in the manner and within the time provided in the Design-Build Documents.

§ A.9.6.2 The Design-Builder shall promptly pay the Architect; each design professional and other consultants retained directly by the Design-Builder, upon receipt of payment from the Owner, out of the amount paid to the Design-Builder on account of each such party's respective portion of the Work. the amount to which each such party is entitled.

§ A.9.6.3 The Design-Builder shall promptly pay each Contractor, upon receipt of payment from the Owner, out of the amount paid to the Design-Builder on account of such Contractor's portion of the Work, the amount to which said Contractor is entitled, reflecting percentages actually retained from payments to the Design-Builder on account of the Contractor's portion of the Work. The Design-Builder shall, by appropriate agreement with each Contractor, require each Contractor to make payments to Subcontractors ill a similar manner.

§ A.9.6.4 The Owner shall have no obligation to payor to see to the payment of money to a Contractor except as may otherwise be required by law.

§ A.9.S.5 Payment to material suppliers shall be treated in a manner similar to that provided in Sections A.9.6.3 and A.9.6.4.

§ A.9.6.6 A progress payment, or partial or entire use or occupancy of the Project by the Owner, shall not constitute acceptance of Work not in accordance with the Design-Build Documents.

§ A.9.6.7 Unless the Design-Builder provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by the Design-Builder for Work properly performed by Contractors and suppliers shall be held by the Design-Builder for those Contractors or suppliers who performed Work or furnished materials, or both, under contract with the Design-Builder for which payment was made by the Owner. Nothing contained herein shall require money to be placed in a separate account and not be commingled with money of the Design-Builder, shall create any fiduciary liability or tort liability on the part of the Design-Builder for breach of trust or shall entitle any person or entity to an award of punitive damages against the Design-Builder for breach of the requirements of this provision.

§ A.9.1 FAILURE OF PAYMENT
§ A.9.1.1Tffor reasons other than those enumerated in Section A.9.5.I, the Owner does 110t issue a payment within the time period required by Section 5.1.2 of the Agreement, then the Design-Builder may, upon seven additional days' written notice to the Owner, stop the Work until payment of the undisputed amount owing has been received. If the project is shut down the Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Design-Builder's reasonable costs of shutdown, delay and start-up, plus interest as provided for in the Design-Build Documents.

§ A.9.S SUBSTANTIAL COMPLETION
§ A.9.S.1 Substantial Completion is the stage. in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Design-Build Documents so that the Owner can occupy or use the Work or a portion thereof for its intended use.

§ A.9.S .2 When the Design-Builder considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially complete, the Design-Builder shall prepare and submit to the Owner a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of the Design-Builder to complete all Work in accordance with

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the Design-Build Documents.

§ A.9.B.3 Upon receipt of the Design-Builder's list, the Owner shall make an inspection to determine whether the Work or designated portion thereof is substantially complete. If the Owner's inspection discloses any item, whether or not included on the Design-Builder's list. which is not substantially complete, the Design-Builder shall complete or correct such item. In such case, the Design-Builder shall then submit a request for another inspection by the Owner to determine whether the Design-Builder's Work is substantially complete.

§ A.9.S.4 In the event of a dispute regarding whether the Design-Builder's Work is substantially complete, the dispute shall be resolved pursuant to Article A.4.

§ A.9.S.S When the Work or designated portion thereof is substantially complete, the Design-Builder shall prepare for the Owner's signature an Acknowledgement of Substantial Completion which, when signed by the-Owner, shall establish (1) the date of Substantial Completion of the Work, (2) responsibilities between the Owner and Design-Builder for security, maintenance, heat, utilities, damage to the Work and insurance, and (3) the time within which the Design-Builder shall finish all items on the list accompanying the Acknowledgement. When the Owner's inspection discloses that the Work; or a designated portion thereof is substantially complete, the Owner shall sign the Acknowledgement of Substantial Completion. The Owner shall not unreasonably withhold, condition or delay its acknowledgement of Substantial Completion. Warranties required by the Design-Build Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Acknowledgement of Substantial Completion,

§ A.9.S.SUpon execution of the Acknowledgement of Substantial Completion and consent of surety, if any, the Owner shall make payment of retain age applying to such Work or designated portion thereof. Such payment shall be adjusted for Work that is incomplete or not in accordance with the requirements of the Design-Build Documents.

§ A.9.9 PARTIAL OCCUPANCY OR USE
§ A.9.9.1 The Owner may occupy or use any completed or partially completed Phase of the Work at any stage, provided such occupancy or use is consented to by the insurer, if so required by the insurer, and authorized by public authorities having jurisdiction over the Work. Such partial occupancy or use may commence whether or not the Phase is substantially complete. When the Design-Builder considers a Phase substantially complete, the Design-Builder shall prepare and submit a list to the Owner as provided under Sections A.8.3.12 and A.9.8.2. The stage of the progress of the Work shall be determined by written agreement between the Owner and Design-Builder,

§ A.9.9.2 Immediately prior to such partial occupancy or use, the Owner and Design-Builder shall jointly inspect the area to be occupied or portion of the Work to be used to determine and record the condition of the Work.

§ A.9.9.3 Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Design-Build Documents.

§ A.9.10 FINAL COMPLETION AND FINAL PAYMENT
§ A~9.10.1 Upon receipt of written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment and Certification of Architect that the Work is in conformance with the Contract Documents; the Owner shall promptly make such inspection and, when the Owner finds the Work acceptable under the Design-Build Documents and fully performed, the Owner shall, subject to Section A.9, 10.2, promptly make final payment to the Design-Builder.

§ A.9.10.2 Neither final payment nor any remaining retained percentage will become due until the Design-Builder submits to the Owner Certificate of Architect and Design-Builder required by Section A.9.10.1, the documents required by Section 5.5.2 of the Agreement and (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner's property

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might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Design- Build Documents to remain in force after final payment is currently in effect and will not be cancelled or allowed to expire until at least 30 days' prior written notice has been given to the Owner, (3) a written statement that the Design-Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Design-Build Documents, (4) consent of surety to final payment, and (5) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Design-Build Contract, to the extent and in such form as may be designated by the Owner. If a Contractor refuses to furnish a release or waiver required by the Owner, the Design-Builder may furnish a bond satisfactory to the Owner to indemnity the Owner against such lien. If such lien remains unsatisfied after payments are made, the Design-Builder shall refund to the Owner all money that the Owner may be liable to pay in connection with the discharge of such lien, including all costs and reasonable attorneys' fees.

§ A.9.10.3 If, after the Owner determines that the Design-Builder's Work or designated portion thereof is substantially completed, final completion thereof is materially delayed through no fault of the Design-Builder or by issuance or a Change Order or a Construction Change Directive affecting final completion, the Owner shall, upon application by the Design-Builder, make payment of the balance due for that portion of the Work fully completed and accepted. If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Design-Build Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Design-Builder. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

§ A.9.10.4 The making of final payment shall constitute a waiver of Claims by the Owner except those arising from:

.1	liens, Claims, security interests or encumbrances arising out of the Design-Build Documents and unsettled;

.2	failure of the Work to comply with the requirements of the Design-Build Documents; or

.3	terms of special warranties required by the Design-Build Documents.

§ A.9.10.5 Acceptance of final payment by the Design-Builder, a Contractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

ARTICLE A.10 PROTECTION OF PERSONS AND PROPERTY
§ A.10.1 SAFETY PRECAUTIONS AND PROGRAMS
§ A.10.1.1 The Design-Builder shall be responsible for initiating and maintaining all safety precautions and programs in connection with the performance of the Design-Build Contract.

§ A,i0.2 SAFETY OF PERSONS AND PROPERTY
§ A,10.2.1 The Design-Builder shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

.1	employees on the Work and other persons who may be affected thereby;

.2
the Work and materials and equipment to be incorporated therein, whether in storage on or off the site or under the care, custody or control of the Design-Builder or' the Design-Builder's Contractors, Subcontractors or Sub-Subcontractors;

.3
other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction; and

.4
all property and improvement subject to the Contract prior to Substantial Completion. Until Substantial Completion, the Design-Builder is responsible for all damage to the property and its improvements.

§ A.10.2.2 The Design-Builder shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection

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from damage, injury or loss.

§ A.10.2.3 The Design-Builder shall erect and maintain, as required by existing conditions and performance of the Design-Build Documents, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

§ A.10.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Design-Builder shall exercise utmost care and carryon such activities under supervision of properly qualified personnel.

§ A:10.2.5 The Design-Builder shall promptly remedy damage and loss (other than damage or toss insured under property insurance required by the Design-Build Documents) to property referred to in Sections A, 10.2.1.2 and A.10.2.1.3 caused in whole or in part by the Design-Builder. the Architect, a Contractor, a Subcontractor, or anyone directly or indirectly employed by any of them or by anyone for whose acts they may be liable and fur which tile Design-Builder is responsible under Sections A,10.2.I.2 and A, 10.2.1.3, except damage or loss attributable to acts or omissions of the Owner or anyone directly or indirectly employed by the Owner, or by anyone for whose acts the Owner may be liable, and not attributable to the fault or negligence of the Design-Builder. The foregoing obligations of the Design-Builder are in addition to the Design-Builder's obligations under Section A,3.17.

§ A.1 0.2.6 The Design-Builder shall designate in writing to the Owner a responsible individual whose duty shall be the prevention of accidents. This person shall be the Design-Builder's superintendent unless otherwise designated by the Design-Builder in writing to the Owner.

§ A.10.2.7 The Design-Builder shall not load or permit any part of tile construction or site to be loaded so as to endanger its safety.

§ A.10.2.S The Design-Builder shall protect adjoining private or municipal property and shall provide barricades, temporary fences, and covered walkways required to protect the safety of passers-by, as required by prudent construction practices, local building codes, ordinances or other laws, or the Contract Documents.

§ A.10.2.9 The Design-Builder shall maintain Work. materials and apparatus free from injury or damage from rain, wind, storms, frost or heat. If adverse weather makes it impossible to continue operations safely in spite of weather precautions, the Design-Builder shall cease Work and notify the Owner and the Architect of such cessation. The Design-Builder shall not permit open fires on the Project site.

§ A.10.2.10 In addition to its other obligations pursuant to this Article A.10, the Design-Builder shall, at its sole cost and expense, promptly repair any damage or disturbance to walls, utilities, sidewalks, curbs and the property of third parties (including municipalities) resulting from the performance of the Work, whether by it or by its subcontractors at any tier. The Design-Builder shall maintain streets in good repair and traversable condition.

§ A.10.3 HAZARDOUS MATERIALS
§ A.tO.3.t If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Design-Builder, the Design-Builder shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner in writing.

§ A.I0.3.2 The Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Design-Builder and, in the event such material or substance is found to be present, to verify that it has been rendered harmless. Unless otherwise required by the Design-Build Documents, the Owner shall furnish in writing to the Design-Builder the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Design-Builder shall promptly reply to the Owner in writing stating whether or not the Design-Builder has reasonable objection

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to the persons or entities proposed by the Owner. If the Design-Builder has au objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Design-Builder has no reasonable objection. When the material or substance has been rendered harmless, work in the affected area shall resume upon written agreement of the Owner and Design-Builder. If the material or substance was not known by Design-Builder or disclosed in the Design-Build Documents or any of the reports and surveys provided to or reviewed by Design-Builder prior to execution of the Agreement or otherwise was not discovered by Design-Builder prior to execution of the Agreement, then the Contract Time shall be extended appropriately, and the Contract Sum shall be increased in the amount of the Design-Builder's reasonable and direct additional costs of shutdown, delay and start-up, which adjustments shall be accomplished as provided in Article A.7.

§ A.I0.3.3 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Design-Builder, Contractors, Subcontractors, Architect, Architect's consultants and the agents and employees of any of them from and against Claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work in the affected area if in fact (i) the material or substance exists on site as of the date of the Agreement, (ii) the material or substance was not known by Design-Builder or is not disclosed in the Design-Build Documents or any of the reports and surveys provided to or reviewed by Design-Builder prior to execution of the Agreement or otherwise was not discovered by Design-Builder prior to execution of the Agreement, and (iii) presents the risk of bodily injury or death as described in Section A.I0.3.1 and has not been rendered harmless, but only to the extent that such Claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death or to injury to or destruction of tangible property (other than the Work itself) and only to the extent that such damage, loss or expense is not due to the negligence or wrongful act of the Design-Builder, Contractors, Subcontractors, Architect, Architect's consultants and the agents and employees of any of them.

§ A.I0.3.4 If any of the indemnification provisions recited in this Agreement and/or the General Conditions are deemed to fall within the provisions of the indemnity statutes of the state where the project is located, then the extent of indemnification for each of those provisions under this Agreement and/or the General Conditions shall each be limited to the sum of fifty million dollars ($50,000,000.00) or the policy limits of Design-Builder's liability and excess liability insurance policies, whichever is greater. It is further acknowledged and agreed that this provision is hereby incorporated into and shall constitute part of the project specifications and bid documents. The parties further agree that $1.000.00 of the Contract Sum shall constitute consideration for the indemnity obligation set forth herein.

§ A.10A The Owner shall not be responsible under Section A.IO,3 for materials and substances brought to the site by the Design-Builder and Design-Builder shall indemnify the Owner fur any cost and expense the Owner incurs (1) fur remediation associated with any material or substance the Design-Builder brings to the site, or (2) where the Design-Builder fails to perform its obligations under Section AlO.3.I.

§ A.10.8 If, without negligence on the part of the Design-Builder, the Design-Builder is held liable fur the cost of remediation of a hazardous material or substance solely by reason of performing Work where the hazardous materials were on the site prior to Commencement of this Agreement, the Owner shall indemnify the Design-Builder for all cost and expense thereby incurred,

§ A.1 0.6 EMERGENCIES
§ A.10.M In an emergency affecting safety of persons or property, the Design-Builder shall act, at the
Design-Builder's discretion, to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Design-Builder on account of an emergency shall be determined as provided in Section AA. L 7 and Article A7.

ARTICLE A.11 INSURANCE AND BONDS
§ A.11.1 Except as may otherwise be set forth in the Agreement or elsewhere in the Design-Build Documents, the Owner and Design-Builder shall purchase and maintain the following types of insurance with limits of liability and deductible amounts and subject to such terms and conditions, as set forth in this Article A.11.

§ A.11.2 DESIGN-BUILDER'S LIABILITY INSURANCE
§ A.11.2.1 The Design-Builder shall purchase from and maintain in a company or companies lawfully

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authorized to do business in the jurisdiction in which the Project is located and acceptable to Owner such insurance as will protect the Design-Builder and all Additional Insureds (as such term is defined below) from claims set forth below that may arise out of or result from the Design-Builder's operations under the Design-Build Contract and for which the Design-Builder may be legally liable, whether such operations be by the Design-Builder, by a Contractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

.1	claims under workers' compensation, disability benefit and other similar employee benefit acts which are applicable to the Work to be performed;

.2	claims for damages because of bodily injury, occupational sickness or disease, or death of the Design-Builder's employees;

.3	claims for damages because of bodily injury, sickness or disease, or death of any person other than the Design-Builder's employees;

.4	claims for damages insured by usual personal injury liability coverage;

.5	claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

.6	claims for damages because of bodily injury, death of a person or property damage arising out of ownership. maintenance or use of a motor vehicle;

.7	claims for bodily injury or property damage arising out of completed operations; and

.8	claims involving contractual liability insurance applicable to the Design-Builder's obligations under Section A.3.17.

Daytona International Speedway, LLC, its parent, related or affiliated companies and their respective shareholders, officers, directors, agents, members, employees, subsidiaries, trustees, receivers. successors, arid assigns; the Daytona Beach Racing & Recreational Facilities District; City of Daytona Beach; and County of Volusia ("Additional Insureds") shall be named as additional insureds on all insurance policies of Design-Builder, its Contractors and Subcontractors, except for Design-Builder's workmen's compensation and professional liability insurance policies.

§ A.11.2.2 The insurance required by Section A.I1.2.1 shall be written for not less than limits of liability specified in the Design-Build Documents or required by law, whichever coverage is greater, but in any event, the following minimum coverages and conditions are required: Design-Builder shall furnish upon acceptance of the contract an occurrence form, one million dollars ($1,000,000.00) per occurrence; four million dollars ($4,000,000.00) general aggregate combined single limit, commercial general liability policy; including, but not limited to, independent contractors and products and completed operations coverage plus Excess Liability Insurance of fifty million dollars ($50,000,000.00) combined single limit. A one million dollar ($1,000,000.00) per' occurrence, combined single limit business auto policy covering all owned and non-owned autos used by the Design-Builder is required. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment. Design-Builder shall maintain, at its own expense, Workers' Compensation Insurance in the amount of the statutory maximum with an employer's liability coverage limit of at least one million dollars ($1,000,000.00). Prior to commencement of the Work, Design-Builder will implement a Contractor Controlled Insurance Program ("CCIP") which will at a minimum satisfy the general liability and workers' compensation insurance requirements herein, which will cover Design-Builder, as well as all of Design-Builder's Contractors and Subcontractors, of all tiers, to the extent such entity is enrolled in the CCIP. If' Design-Builder's Architect, Contractor or Subcontractor, of any tier, is not enrolled in the CCIP, such entity will be required to maintain the same minimum insurance coverage and limits required of the Design-Builder above or Design-Builder will ensure that such entity is covered by Design-Builder's insurance. Prior to commencement of tile Work, Design-Builder shall provide Owner with the CCIP manual with respect to insurance for Owner's review and comments.

As a condition precedent to this Contract, Design-Builder shall have professional liability insurance as provided for herein or Design-Builder shall enter into an Agreement for Professional Liability Insurance which shall require the Architect or Engineer hired by Design-Builder for Design Services to have professional liability insurance in the same amount as set forth in this paragraph. Said Agreement for Professional Liability Insurance shall specify that Owner is a Third Party Beneficiary of the Architect or Engineer's Professional Liability Insurance policy. The minimum Professional Liability Insurance requirements are those listed in

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the attached Exhibit "I" and incorporated herein by reference. Design-Builder's Professional Liability Insurance in the amount of five million dollars ($5,000,000.00) (subject to the terms and conditions of each policy) with all coverage retroactive to the earlier of the date of this Agreement and the initial commencement of Design-Builder's services in relation to the Project) covering personal injury, bodily injury and property damages, said coverage to be maintained for a period of three (3) years after the date of final payment hereunder. Owner shall have the option, at Owner's expense, to require Design-Builder to increase its professional liability insurance to limits desired by Owner provided that such insurance is available to Design-Builder or its Architect and/or Engineer and Owner pays additional premiums over and above the five million dollar ($5,000,000.00) policy limits.

§ A.11.2.3 Design-Builder shall provide to Owner a Certificate of Insurance and an additional insured endorsement. for the additional insureds listed in this Section A.11 prior to commencement of the Work. The insurance policies required by this Section A.l1.2 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner. If any of the foregoing insurance coverages are required to remain in force after final payment, evidence of continuation of such coverage shall be submitted with the application for final payment. Information concerning reduction of coverage shall be furnished by the Design-Builder with reasonable promptness in accordance with the Design-Builder's information and belief.

§A.ll.2.4 Design-Builder's liability insurance required by this Agreement shall include. in addition to the coverages described in this Section A.II.2, all claims that may arise out of or result from the Design-Builder's operations and premises under the care, custody or control of Design-Builder. At a minimum of fourteen (14) days prior to each Event listed in Exhibit "B", Design-Builder shall provide to Owner in writing general descriptions of and drawings identifying the Premises which Design-Builder will control during the Events listed on Exhibit "B". If more detailed information is requested by Owner or its insurer, Design-Builder shall provide supplemental information to Owner prior to commencement of each such Event.

§ A.11.3 OWNER'S LIABILITY INSURANCE
§ A.11.3.1 The Owner shall be responsible for purchasing and maintaining the Owner's usual liability insurance including liability insurance for (a) the Events listed in Exhibit "B" and (b) the premises within the care, custody and control of the Owner.

§ A.11.4PROPERTY INSURANCE
§ A.11.4.1 Design-Builder shall purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, property insurance written on a builder's risk, "all-risk" or equivalent policy form in the amount of the initial Contract Sum, plus the value of subsequent Design-Build Contract modifications and cost of materials supplied or installed by others, comprising total value for the entire Project at the site on a replacement cost basis. Such property insurance shall be maintained, unless otherwise provided in the Design-Build Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, W1tiI substantial completion. This insurance shall include interests of the Owner, Contractors and Subcontractors as additional insureds. Daytona International Speedway, LLC, its parent, related or affiliated companies and their respective shareholders, officers, directors, agents, members, employees, subsidiaries, trustees, receivers, successors, and assigns; the Daytona Beach Racing & Recreational Facilities District; City of Daytona Beach; and County of Volusia ("Additional Insureds") shall be named as additional insureds on all insurance policies.

§ A.11.4.1.1 Property insurance shall be on an "all-risk" or equivalent policy form and shall include, without limitation, insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious. mischief, collapse, earthquake; flood; windstorm, false work, testing and startup, temporary buildings and debris removal, including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Design-Builder's services and expenses required as a result of such insured loss.

§ A.11.4.1.2 If the property insurance requires deductibles, the Design-Builder shall pay costs not covered because of such deductibles.

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§ A.11.4.1.3 This property insurance shall cover portions of the Work stored off the site and also portions of the Work in transit

§ A.11.4.1.4 It is the intent of the parties that at any time between Design-Builder demobilizing and remobilizing to provide access to Owner in order to host an Event as contemplated by the Design-Build Documents the builder's risk property insurance to be provided by Design-Builder pursuant to this Section A.l1.4 shall provide primary coverage. At all times during the course of the Project, including any period of time Owner has taken occupancy of the Project in order to host an Event as contemplated by the Design-Build Documents, Design-Builder's builder's risk property insurance shall continue to provide coverage on a primary and non-contributory basis as to those areas of the Project within the Design-Builder's care, custody and control.

(Paragraph deleted)
§ A.11.4.2 Boiler and Machinery Insurance. The Owner shall purchase and maintain boiler and machinery insurance required by the Design-Build Documents or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner; this insurance shall include interests of the Owner, Design-Builder, Contractors and Subcontractors in the Work, and the Owner and Design-Builder shall be named insureds.

§ A.11.4.3 (Intentionally omitted.)

§ A.11.4.4 If the Owner requests in writing that insurance for risks other than those described herein or other special causes of loss be included in the property insurance policy. the Design-Builder shall, if possible, include such insurance, and the cost thereof shall he charged to the Owner by appropriate Change Order.

§ A.11.4.S If during the Project construction period the Owner insures properties, real or personal or both, at or adjacent to the site by property insurance under policies separate from those insuring the Project, or if after final payment property insurance is to be provided on the completed Project through a policy or policies other than those insuring the Project during the construction period, the Owner shall waive all rights in accordance with the terms of Section A.ll.4.7 for damages caused by fire or other causes of loss covered by this separate property insurance. All separate policies shall provide this waiver of subrogation by endorsement or otherwise.

§ A.11.4.6 Design-Builder shall provide Owner with a Certificate of Insurance for the Builder's Risk coverage. Upon request of Owner. a copy of such policy shall be provided. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire and that its limits will not be reduced until at least 30 days' prior written notice has been given to the Design-Builder.

§ A.11.4.7 Waivers of Subrogation. The Owner and Design-Builder waive all rights against each other and any of their consultants, separate contractors described in Section A.G.l, if any, Contractors, Subcontractors, agents and employees, each of the other, and any of their contractors, subcontractors, agents and employees, for damages caused by fire or other causes of loss to the extent covered by property insurance obtained pursuant to this Section A.11.A or other property insurance applicable to the Work, except such rights as they have to proceeds of such insurance held by the Owner as fiduciary, The Owner or Design-Builder, as appropriate, shall require of the separate contractors described in Section A.6.1, if any, and the Contractors, Subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual at otherwise, even though the person or entity did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

§ A.11.4.S A loss insured under Design-Builder's property insurance shall be adjusted by the Design-Builder and made payable to the Design-Builder for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Section A.II.4.lO. The Design-Builder shall pay Contractors their

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just shares of insurance proceeds received by the Design-Builder, and, by appropriate agreements. written where legally required for validity, shall require Contractors to make payments to their Subcontractors in similar manner.

§ A.11.4.9 The Design-Builder shall have power to adjust and settle a loss with insurers unless one of the parties in interest shall object in writing within five days after the Owner's notification of intent to exercise of this power to the Design-Builder's exercise of this power.; The Design-Builder shall, in the case of a decision or award, make settlement with insurers in accordance with directions of a decision or award. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

(Paragraph deleted)
§ A.11.5 PERFORMANCE BOND AND PAYMENT BOND
§ A.11.5.1 The Design-Builder shall furnish to Owner and keep in force during the term of the Contract performance and labor and material payment bonds guaranteeing that the Design-Builder will perform its obligations under the Contract Documents and will pay for all labor and materials furnished for the Work. Such bonds shall be issued in a form and by a surety reasonably acceptable to the Owner, shall be submitted to Owner for approval as to form, shall name the Owner and its lender, if any, as obligees and shall be in an amount equal to at least 100% of the Contract Sum. The Design-Builder shall deliver the executed, approved bonds to the Owner within seven days after the notice to proceed is issued by Owner to Design-Builder. The Design-Builder shall provide to Owner Performance Bond and Payment Bond in the form attached hereto as Exhibit "H'.

§ A.U.S.2 Owner shall be an additional or dual Obligee on all Contractor and Subcontractor Performance and Payment Bonds; Design-Builder shall provide Owner with copies of all Contractor and Subcontractor Bonds and Dual Obligee Riders within 20 days after issuance of same.

ARTICLE A.12 UNCOVERING AND CORRECTION OF WORK
§ A.12.1 UNCOVERING OF WORK
§ A.12.1.1 If a portion of the Work is covered contrary to requirements specifically expressed in the Design-Build Documents, it must be uncovered for the Owner's examination and be replaced at the Design-Builder's expense without change in the Contract Time,

§ A.12.1.2 If a portion of the Work has been covered which the Owner has not specifically requested to examine prior to its being covered, the Owner may request to see such Work and it shall be uncovered by the Design-Builder. If such Work is in accordance with the Design-Build Documents, costs of' uncovering and replacement shall, by appropriate Change Order, be at the Owner's expense. If such Work is not in accordance with the Design-Build Documents, correction shall be at the Design-Builder's expense unless the condition was caused by the Owner or a separate contractor, in which event the Owner shall be responsible for payment of such costs.

§ A.12.2CORRECTION OF WORK
§ A.12.2.1 BEFORE OR AFTER SUBSTANTIAL COMPLETION.
§ A.12.2.1.1 The Design-Builder shall promptly correct Work rejected by the Owner for failing to conform to the requirements of the Design-Build Documents, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected Work, including additional testing, shall be at the Design-Builder's expense. If the Design-Builder defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within forty-eight (48) hours after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, without prejudice to other remedies, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design- Builder, the costs of correcting such deficiencies. If the payments then or thereafter due the Design-Builder are not sufficient to cover the amount of the deduction, the Design-Builder shall pay the difference to the Owner.

§ A.12.2.1.2 The Design-Builder understands and agrees that corrective work and warranty work must be performed within 48 hours of notice from the Owner. If, in the opinion of Owner, the corrective and/or

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warranty work cannot be accomplished in sufficient time under contract specifications due to curing, testing, inspections or otherwise to meet Owner's requirements to prepare for and/or run scheduled events, then corrective and/or warranty work shall be accomplished on an emergency basis utilizing corrective specifications and/or procedures acceptable to the Owner to correct, repair and/or replace deficient and/or non-conforming Work irrespective of whether the corrective measures are consistent with the initial contract plans and specifications. If the corrections are not completed within 48 hours of Owner's Notice, Owner may in its sole discretion complete or contract to complete the work necessary to correct or replace the deficient and/or non-conforming work and may use whatever means, methods, procedures and specifications are necessary or desirable to correct or replace the non-conforming or deficient work even though the Owner chosen method of correction or replacement is more expensive than the initially specified work. This provision supersedes all other provisions of the contract and the Design-Builder waives all other notices, rights and options inconsistent with this provision.

§ A.12.2.1.3 In the event that Design-Builder fails to timely take corrective action, Owner may correct, remove and/or replace the non-conforming work at Design-Builder's expense using the specified materials or such other materials which the Owner, in its sale discretion, deems appropriate to insure that scheduled events and other related events will not be delayed or canceled. Design-Builder recognizes the adverse economic impact on Owner in the event that events are delayed or canceled and therefore waives the right to contest Owner's corrective costs and the means, methods, procedures and materials used, to remove, repair and/or replace the non-conforming work. All warranties of Design-Builder shall remain in full force and effect upon completed work and corrected or replaced work.

§ A.12.2.2 AFTER SUBSTANTIAL COMPLETION
§ A.12.2.2.1 In addition to the Design-Builder's obligations under Section A.3.5, if, within one year after the date of Substantial Completion of all of the Work (including the last and final phase of the Work) or after the date for commencement of warranties established under Section A.9.8.S or by terms of an applicable special warranty required by the Design-Build Documents, any of the Work is found to be not in accordance with the requirements of the Design-Build Documents, the Design-Builder shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Design-Builder a written acceptance of such condition. The Owner shall give such notice promptly after discovery of the condition. During the one-year period for correction of Work, if the Owner fails to notify the Design-Builder and give the Design-Builder an opportunity to make the correction, the Owner waives the rights to require correction by the Design-Builder and to make a claim for breach of warranty. If the Design-Builder fails to correct non-conforming Work within a reasonable time during that period after receipt of notice from the Owner, the Owner may correct it in accordance with Section A.2.S. The provisions of A.12.2.1.2 and A.12.2. I.3 shall apply to corrective work and warranty work after Substantial Completion.

§ A.12.2.2.2 The one-year period Correction of Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the Work.

§ A.12.2.2.3 The one-year period fur correction of Work shall not be extended by corrective Work performed by the Design-Builder pursuant to this Section A 12.2.

§ A.12.2.3 The Design-Builder shall remove from the site portions of the Work which are not in accordance with the requirements of the Design-Build Documents and are neither corrected by the Design-Builder nor accepted by the Owner.

§ A.12.2.4 The Design-Builder shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or separate contractors caused by the Design-Builder's correction or removal of Work which is not in accordance with the requirements of the Design-Build Documents.

§ A.12.2.S Nothing contained in this Section A12.2 shall be construed to establish a period of limitation with respect to other obligations the Design-Builder might have under the Design-Build Documents. Establishment of the one-year period for correction of Work as described in Section AI2.2.2 relates only to

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the specific obligation of the Design-Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Design-Build Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design-Builder's liability with respect to the Design-Builder's obligations other than specifically to correct the Work.

§ A.12.3ACCEPTANCE OF NON-CONFORMING WORK
§ A.12.3.1 If the Owner prefers to accept Work not in accordance with the requirements of the Design-Build
Documents, the Owner may db so instead of' requiring its removal and correction, in which case the Contract Sum will be equitably adjusted by Change Order. Such adjustment shall be effected whether or not final payment has been made.

ARTICLEA.13 MISCELLANEOUPSROVISIONS
§ A.13.1GOVERNING    LAW
§ A.13.1.1The Design-Build Contract shall be governed by the law of the place where the Project is located.

§ A.13.2SUCCESSORSAND ASSIGNS'
§ A.13.2.1The Owner and Design-Builder respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party ill respect to covenants, agreements and obligations contained in the Design-Build Documents. Except as provided in Section A.13.2.2, neither party to the Design-Build Contract shall assign the Design-Build Contract as a whole without written consent of the other. If' either patty attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Design-Build Contract.

§ A.13.2.2 The Owner may, without consent of the Design-Builder, assign the Design-Build Contract to an institutional lender providing construction financing for the Project. In such event, the lender shall assume the Owner's rights and obligations under the Design-Build Documents. Tile Design-Builder shall execute all consents reasonably required to facilitate such assignment.

§ A.13.3WRITTENNOTICE
§ A.13.3.1Written notice shall be deemed to have been duly served if delivered in person to the individual or a member of the firm or entity or to an officer of the corporation for which it was intended, or if sent by registered or certified mail to the last business address known to the party giving notice.

§ A.13.4RIGHTSAND REMEDIES
§ A.13.4.1 Duties and obligations imposed by the Design-Build Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

§ A.13.4.2 No action or failure to act by the Owner or Design-Builder shall constitute a waiver of a right or duty afforded them under the Design-Build Documents, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder. except as may be specifically agreed in writing.

§ A.13.5TESTS AND INSPECTIONS
§ A.13.5.1Tests, inspections and approvals of portions. of the Work required by the Design-Build Documents or by laws, ordinances, rules. regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the Design-Builder shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner or with the appropriate public authority. Owner will bear all related costs fur tests, inspections, and approvals for the Threshold Inspections as required by Florida Statute 553.70, Third Party Inspections as defined by Florida Statute 553.791, inspections pursuant to the National Pollutant Discharge Elimination System (NPDES) and Florida Stormwater Pollution Prevention Plan (SWPPP), and materials testing as required by the project manual, plans and specifications. As an exception to this, the Design Builder is responsible for all costs related to pressure testing all water and sewer lines in accordance with the project specifications and bacteriological testing of the potable water lines in accordance with the project specifications and Health

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Department requirements. The Design-Builder shall give timely notice when and where tests and inspections are to be made so that the Owner may be present for such procedures. Owner is entitled to compensation from the Design-Builder for the costs incurred for re-inspections due to failed inspections, and for re-inspections as a result of the work not being ready for inspection at the time of the scheduled inspection.

§ A.13.5.2Ifthe Owner or public authorities having jurisdiction determine that portions of the Work require additional testing. inspection or approval not included under Section A13.5.1, the Owner shall in writing instruct the Design-Builder to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner. and the Design-Builder shall give timely notice to the Owner of when and where tests and inspections are to be made so that the Owner may be present for such procedures. Such costs, except as provided in Section A13.5.3, shall be at the Owner's expense.

§ A.13.5.3If such procedures for testing, inspection or approval under Sections A 13.5..1 and A.l3.S.2 reveal failure of the portions of the Work to comply with requirements established by the Design-Build Documents, all costs made necessary by such failure, including those of repeated procedures, shall be at the Design-Builder's expense.

§ A.13.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Design-Build Documents, be secured by the Design-Builder and promptly delivered to the Owner.

§ A.13.5.5 If the Owner is to observe tests, inspections or approvals required by the Design-Build Documents, the Owner will do so promptly and, where practicable, at the normal place of testing.

§ A.13.5.6 Tests or inspections conducted pursuant to the Design-Build Documents shall be made promptly to avoid unreasonable delay in the Work.

§ A.13.6COMMENCEMENT OF STATUTORY LIMITATION PERIOD
§ A.13.M As between the Owner and Design-Builder:

.1
Before Substantial Completion. As to acts or failures to act occurring prior to the relevant date of Substantial Completion, ally applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than such date of Substantial Completion of all of the Work (including the final phase of the Work);

.2
Between Substantial Completion and Final Application for Payment. As to acts or failures to act occurring subsequent to the relevant date of Substantial Completion and prior to issuance of tile final Application for Payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of issuance of the final Application for Payment; and

.3
After Final Application for Payment. As to acts or failures 10 act occurring after the relevant date of issuance of the final Application for Payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of any act or failure to act by the Design-Builder pursuant to any Warranty provided under Section A.3.5, the date of any correction of the Work or failure to correct the Work by the Design-Builder under Section A. 12.2, or the date of actual commission of any other act or failure to perform any duty or obligation by the Design-Builder or Owner, whichever occurs last.

(Paragraph deleted)

§ A.13.7 (Intentionally omitted.)

§ A.1l.8 (Intentionally omitted.}

§ A.1l.9 (Intentionally omitted.)

ARTICLE A.14 TERMINATION OR SUSPENSION OF THE DESIGN-

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BUILD CONTRACT
§ A.14.1.1 Upon compliance with the seven day notice of intent to terminate set forth below, the Design-Builder may terminate the Design-Build Contract if the Work is stopped without cause or as otherwise anticipated (except for demobilization and for the Events listed in Exhibit "B") under the Design-Build Documents for a period of 45 consecutive days through no act or fault of the Design-Builder or a Contractor, Subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Design-Builder, for any of the following reasons:

.1	issuance of an order of a court or other public authority having jurisdiction which requires all Work to be stopped;

.2	an act of government, such as a declaration of national emergency which requires all Work to be stopped;

.3	the Owner has failed to make payment to the Design-Builder in accordance with the Design-Build
Documents; or

.4	the Owner has failed to furnish to the Design-Builder promptly, upon the Design-Builder's request, reasonable evidence as required by Section A.2.2.8.

§ A.14.1.2 Subject to the other terms and conditions of the Design-Build Documents including Sections 3.3, A.8.3, and Events listed in Exhibit "B", the Design-Builder may terminate the Design-Build Contract if, through no act or fault of the Design-Builder or a Contractor, Subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Design-Builder, repeated suspensions, delays or interruptions of the entire Work by the Owner, as described in Section A.14.3, without cause or as otherwise anticipated under the Design-Build Documents, constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less.

§ A.14.1.3 If one of the reasons described in Sections A.I 4. 1.1 or A14.1.2 exists, the Design-Builder may, upon seven days' written notice to the Owner, which notice is a condition precedent to effect termination, terminate the Design-Build Contract and recover from the Owner payment for Work executed in accordance with the terms set forth. in Section A. 14.4 below, plus overhead and profit on the Work performed prior to the receipt of notice of termination

§ A.14.1.4 (Intentionally omitted.)

§ A.14.2TERMINATION BY THE OWNER FOR CAUSE
§ A.14.2.1 The Owner may terminate the Design-Build Contract if the Design-Builder:

.1	persistently or repeatedly refuses or fails to supply enough properly skilled workers or proper materials;

.2	fails to make payment to Contractors for services, materials or labor in accordance with the respective . agreements between the Design-Builder and the Architect and Contractors;

.3	persistently disregards laws, ordinances or rules, regulations or orders of a public authority having jurisdiction; or

.4	otherwise is guilty of substantial breach of a provision of the Design-Build Documents,

§A.14~2.2 When any of the above reasons exist, the Owner may without prejudice to any other rights or remedies of the Owner and after giving the Design-Builder and the Design-Builder's surety, if any, seven days' written notice, terminate employment of the Design-Builder and may, subject to any rights of the surety provided in the performance bond:

.1	take possession of the site and of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Design-Builder;

.2	accept assignment of contracts pursuant to Section A5.5.1; and

.3
finish the Work by whatever reasonable method the Owner may deem expedient. Upon request of the Design-Builder, the Owner shall furnish to the Design-Builder a detailed accounting of the costs incurred by the Owner in finishing the Work.

§ A.14.2.3 When the Owner terminates the Design-Build Contract for one of the reasons stated in

AlA Document A141 T" _ 2004. Copyright © 2004 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document Is protected by U.S. Copyright Law and International Treatles. UnauthorIzed reproduction or distribution of this AlAI!> Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 09:54:24 on 0611312013 under Order No.0739094044_1 which expires on 06123/2013. and is not for resale. User Notes:	50

Section A.14.2.1, the Design-Builder shall not be entitled to receive further payment until the Work is finished.

§ A.14.2.4 If the unpaid balance of the Contract Sum exceeds costs of finishing the Work and other damages incurred by the Owner and not expressly waived, such excess shall be paid to the Design-Builder. If such costs and damages exceed the unpaid balance, the Design-Builder shall pay the difference to the Owner.

(Paragraphs deleted)
§ A.14.2.5 In the event Owner terminates Design-Builder pursuant to this Section A.14.2 and it is later determined that such termination was not proper or such termination right was not otherwise available to Owner, such termination shall be deemed a termination for convenience and Design-Builder's rights and remedies shall be limited to those set forth in Section A 14.4 below.

§ A. 14.3 SUSPENSION BY THE OWNER FOR CONVENIENCE
§ A.14.3.1 The Owner may, without cause, order the Design-Builder in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.

§ A.14.3.2 Subject to the other terms and conditions of the Design-Build Documents including Sections 3.3, A.8.3, and the Events listed in Exhibit "B", the Contract Sum and Contract Time shall be adjusted for increases in the cost and time caused by suspension, delay or interruption as described in Section A.14.3.1. Adjustment of the Contract Sum shall include profit lost during such suspensions. No adjustment shall be made to the extent:

.1	that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Design-Builder is responsible; or

.2	that an equitable adjustment is made or denied under another provision of the Design-Build
Contract.

§ A.14.4 TERMINATION BY THE OWNER FOR CONVENIENCE OR WITHOUT CAUSE
§ A.14.4.1 The Owner may, at any time, terminate the Design-Build Contract for the Owner's convenience and/or without cause. In such event, Design-Builder agrees to make no claim for" wrongful termination or breach of contract.

§ A.14.4.2 Upon receipt of written notice from the Owner of such termination for the Owner's convenience and/or without cause, the Design -Builder shall:

.1	cease operations as directed by the Owner in the notice;

.2	take actions necessary, or that the Owner may direct, for the protection and preservation of the Work;
and

.3
except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing contracts and purchase orders and enter into no further contracts and purchase orders.

§ A.14.4.3 In the event of termination for the Owner's convenience and/or without cause, whether prior to commencement of construction or after, the Design-Builder shall be entitled to receive payment for design services performed, Work properly executed, overhead and profit on Work performed and reasonable direct increased costs incurred by reason of such termination, but in no event shall Design-Builder be entitled to payment for Work not performed, including any overhead and profit on design services not completed or Work not executed.

§ A.14.5 (Intentionally omitted.).

Exhibit B	DESIGN·BUILDER'S SCHEDULE AND SUBSTANTIAL COMPLETION DATES FOR EACH TYPE OF IMPROVEMENT *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has

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been filed separately

Exhibit C	INSURANCE AND BONDS *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

Exhibit D	FORM FOR APPLICATION FOR PAYMENT *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

Exhibit E	FORMS FOR WAIVERS AND AFFIDAVITS OF OUTSTANDING ACCOUNTS *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

Exhibit F	CONTRACT COMPLETION CHECKLIST *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

Exhibit G	CONFIDENTIALITY AGREEMENT *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

Exhibit H	FORM FOR PAYMENT AND PERFORMANCE BOND *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

Exhibit I	FORM FOR REQUIREMENTS OF ENGINEER'S OR ARCHITECT'S PROFESSIONAL LIABILITY INSURANCE *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

Exhibit J	NOVATION AGREEMENT OWNER·ARCHITECT AGREEMENT DATED NOVEMBER 1,2011, CHANGE ORDERS 1 AND 2 TO OWNER·ARCHITECT AGREEMENT, AND ROSSETTI'S PROPOSAL DATED JULY 26, 2012 *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

Exhibit K	DESIGN·BUILDER'S STIPULATED SUM PROPOSAL SUMMARY *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

Exhibit L	ALLOWANCES *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has

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been filed separately

Exhibit M	PLAN IDENTIFYING LOCATIONS CONCERNING LIQUIDATED DAMAGES *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

Exhibit N	CONSTRUCTION SITE ACCESS AND OFF LIMITS *

*	Information has been redacted and omitted pursuant to a request for confidential treatment and the material has been filed separately

AlA Document A141 T" _ 2004. Copyright © 2004 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document Is protected by U.S. Copyright Law and International Treatles. UnauthorIzed reproduction or distribution of this AlAI!> Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 09:54:24 on 0611312013 under Order No.0739094044_1 which expires on 06123/2013. and is not for resale. User Notes:	53